                                SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.)

Check the appropriate box:
[ ] Preliminary Proxy Statement

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)(2))

                             Selvac Corporation

              (Name of registrant as Specified in Its Charter)


                             Selvac Corporation

               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     [ ] $125 per Exchange Act rules 0-11(c)(1)(ii), 14a-6(i), or Item 22(a)(2) of Schedule 14A
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.
     (1)  Title of each class of securities to which transaction applies.

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     [X]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fees offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                             SELVAC CORPORATION

                       NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                         To be held on June 4, 1996


The Special Meeting of Stockholders of Selvac Corporation (the "Company") will be held at the University Center Hotel at 1535 S.W. Archer Road, Gainesville, Florida on Tuesday, June 4, 1996 at 11:00 a.m. for the following purposes:

1. To amend the Company's Certificate of Incorporation to change the name of the company to "Mehl/Biophile International Corporation", such change of name to become effective upon the closing of a proposed merger between Classy Lady by Mehl of Puerto Rico, Inc. and a subsidiary of the Company;

2. To amend the Company's Certificate of Incorporation to authorize the issuance of up to 60,000,000 shares of Common Stock, par value $.01 per share. A vote to authorize the additional shares will enable the Company to consummate the proposed merger of its wholly-owned subsidiary with Classy Lady by Mehl of Puerto Rico, Inc. (the "Merger") and is therefore essentially a vote with respect to the Merger; and

3. To consider and act on such other business as may properly come before the meeting.

The record date for the Special Meeting of Stockholders is the close of business on April 17, 1996, and only stockholders of record at said date will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,



Paul W. Hartloff, Jr.
Secretary



May 2, 1996




It is hoped that you can personally attend this meeting but, if you cannot do so, you are requested to mark, date, sign and return the enclosed proxy, which requires no postage if mailed in the United States.

                               PROXY STATEMENT



The following statement is submitted to stockholders in connection with the solicitation of proxies for the Special Meeting of Stockholders of Selvac Corporation (the "Company" or "Selvac") to be held on June 4, 1996. The meeting will be held at 11:00 a.m. at the University Center Hotel at 1535 S.W. Archer Road, Gainesville, Florida. A proxy for this meeting is enclosed.
This Proxy Statement and form of proxy are being sent to stockholders on or about May 2, 1996.

The purposes of this meeting are (1) to amend the Company's Certificate of Incorporation to change the name of the company to "Mehl/Biophile International Corporation", such change of name to become effective upon the closing of a proposed merger (the "Merger") between Classy Lady by Mehl of Puerto Rico, Inc. ("Classy Lady") and a subsidiary of the Company, Selvac Acquisition Corp. ("Acquisition"); (2) to amend the Company's Certificate of Incorporation to authorize the issuance of up to 60,000,000 shares of Common Stock, par value $.01 per share; and (3) to consider and act on such other business as may properly come before the meeting. A vote to authorize the additional shares of the Company's Common Stock will enable the Company to consummate the Merger and is therefore essentially a vote with respect to the Merger.

If the Merger is consummated, the stockholders of Classy Lady will own an aggregate of 15 million shares of Company Common Stock, representing 50.9% of the total number of outstanding shares of the Company's Common Stock. If, as described below, an additional 10 million shares of Company Common Stock are issued upon the achievement of certain milestones, such persons would own an aggregate of 25 million shares, which would represent approximately 63.3% of the Company's Common Stock. As of the date of this Proxy Statement, the first such milestone (which triggers the issuance of an additional two million shares) has been achieved and management of the Company believes that it is substantially likely that the second milestone (which triggers the issuance of an additional three million shares) will be achieved within a relatively short time period after the Closing. Therefore, the Company is substantially likely to issue a minimum of 20 million shares of Common Stock in connection with the Merger.

The stockholders of the Company do not have any rights of appraisal under the Delaware General Corporation Law with respect to items 1 and 2 to be voted on at the Special Meeting nor with respect to the merger of Acquisition with Classy Lady.

The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The Company will bear the cost of the solicitation, including the preparation, printing and mailing of the Notice of Special Meeting of Stockholders, Proxy Statement, form of proxy and business reply envelope. The solicitation will be conducted principally by mail, although directors, officers and regular employees of the Company (at no additional compensation) may solicit proxies personally or by telephone or telegraph. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy material to be sent to their principals and the Company will reimburse such persons for the expenses in so doing.

A quorum of the stockholders of the Company must be present at the Special Meeting before an effective vote can be taken on the amendments to the Certificate of Incorporation (the "Amendments"). A quorum of stockholders of the Company will be present at the Special Meeting if the holders of a majority of the outstanding shares entitled to vote are present in person or by proxy. Votes, whether in person or by proxy, will be counted and tabulated by inspectors appointed by the Company. Abstentions will be counted as present for purposes of determining whether a quorum is present. The votes on the Amendments require the approval of the majority of the outstanding shares of the Company's Common Stock, which majority vote may include the vote of officers, directors and shareholders of the Company who may be considered affiliates of the Company. Abstentions and broker non-votes will have the same effect as a negative vote.

As of April 17, 1996, the Company's officers and directors owned an aggregate of 4,213,083 shares (29.1%) of the Company's outstanding Common Stock. The Company expects that all such shares will be voted in favor of the Amendments.

The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and voted in accordance with the specifications, if any, made on the proxy. Unless authority is withheld, the proxies will be voted FOR the adoption of the proposals submitted for vote by the Board of Directors. Proxy cards, unless otherwise indicated by the stockholder, also confer on the persons named on the form of proxy discretionary authority to vote all shares of stock represented by proxies on any matter which properly may be presented for action at the meeting even if not contained herein. A proxy is revocable at any time prior to being voted. No special form of revocation is required and it need not be in writing.

The Company's mailing address is 221 Boston Post Road, Suite 310, Marlboro, MA 01752.


                                THE PROPOSALS


On December 18, 1995, the Company, its wholly-owned acquisition subsidiary, Selvac Acquisition Corp., ("Acquisition"), and Classy Lady of Mehl of Puerto Rico, Inc., a privately-held company ("Classy Lady"), signed an Agreement and Plan of Merger which was restated and amended on February 15, 1996 (as amended, the "Agreement") whereby Classy Lady will merge with and into Acquisition (the "Merger"). Pursuant to the Agreement, the Company will issue 15 million additional shares of its Common Stock to the shareholders of Classy Lady. The Agreement, which is effective as of January 1, 1996, also provides for the issuance of up to 10 million shares of Common Stock of the Company upon the achievement of designated milestones in connection with certain proposed joint ventures to be undertaken by Classy Lady. The Company will be re-named Mehl/Biophile International Corporation and Thomas L. Mehl, Sr., a principal shareholder of Classy Lady, will be Chairman of the Board and Chief Executive Officer. The former shareholders of Classy Lady will own in the aggregate a majority of the Company's Common Stock and Thomas L. Mehl will have the right to designate five of the seven directors to serve on the Company's Board immediately after consummation of the Merger. See "Information About the Merger."

It is anticipated that the Merger will be consummated immediately after the vote of the Company's stockholders at the Special Meeting. The Company's costs incurred in connection with the Merger are estimated at $175,000.


                                  PROPOSAL 1

Change Name to Mehl/Biophile International Corporation

The Agreement provides that the name of the Company will be changed to "Mehl/Biophile International Corporation" upon the effectiveness of the Merger. The proposed name change will be effected by an amendment of the Company's Certificate of Incorporation, which requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Special Meeting. If approved, the Company's name change will be effective upon filing of an amendment to the Certificate of Incorporation promptly after the effectiveness of the Merger. If the Merger is not consummated or is abandoned, the Company will retain its present name.

The Board of Directors recommends that the Shareholders vote in favor of the above proposal.


                                  PROPOSAL 2

Authorization of up to 60,000,000 Shares of Common Stock

The Company's Certificate of Incorporation currently authorizes the issuance of up to 20,000,000 Shares of Common Stock. As of April 17, 1996, there were outstanding 14,497,423 shares of Common Stock. Accordingly, the Company does not have authorized a sufficient number of shares of Common Stock necessary to be issued to consummate the Merger. The closing of the Agreement is therefore subject to the condition that the Company amend its Certificate of Incorporation to authorize the additional shares of Common Stock to be issued to the stockholders of Classy Lady pursuant to the Agreement. Management of the Company believes it is advisable to authorize up to 60,000,000 shares of Common Stock in connection with completion of the Merger and to have authorized a sufficient number of additional shares which may be necessary or advisable to be issued in the future. This amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Special Meeting. A vote for Proposal 2 is a vote with respect to the Merger which will result in a change of control of the Company.

The Board of Directors recommends that the shareholders vote in favor of the above proposal.

                        INFORMATION ABOUT THE MERGER

The Parties to the Merger

Selvac Acquisition Corp. ("Acquisition") is a wholly-owned subsidiary of the Company formed for the purpose of effectuating a business combination of Classy Lady. To date, Acquisition has engaged in no business activities and has no offices.

Classy Lady is a company incorporated in 1994 under the laws of the Commonwealth of Puerto Rico. Its principal place of business is Miramar Street #610, San Juan, Puerto Rico, telephone (809) 722-7883. Classy Lady was formed to exploit the hair removal technologies patented by two of its principals, Mr. Thomas H. Mehl, Sr. and Dr. Nardo Zaias. The assets of Classy Lady consist principally of the exclusive licensing rights granted to Classy Lady by Mr. Mehl for a multiple hair removal technology and by Dr. Zaias for a laser hair removal technology. In December 1995, Classy Lady executed a Joint Venture Agreement with Laser Industries, Inc., a publicly held Israeli corporation engaged in developing and marketing commercial laser technology applications, to develop the Classy Lady laser hair technology. See "Information About Classy Lady-Business."

The Merger Agreement

Pursuant to the Agreement, Classy Lady will merge with and into Acquisition. Acquisition will be the surviving company in the Merger and the separate existence of Classy Lady will be extinguished. As consideration for the Merger, the Company will issue an aggregate of 15 million shares of Company Common Stock on a pro rata basis to the shareholders of Classy Lady. As negotiated by Classy Lady and unanimously approved by the stockholders of Classy Lady, the Agreement also provides for the issuance of up to an additional 10 million shares of Common Stock upon the achievement of certain designated milestones to such Classy Lady shareholders as may be designated in writing by the holders of not less than 51% of Classy Lady Common Stock ("Designated Recipients"). The milestones are tied to the achievement of certain goals with respect to certain joint ventures described elsewhere in this Proxy Statement (see "Information About Classy Lady-Business") and are set forth below:

Milestone 1: Classy Lady has executed a Joint Venture Formation Agreement with Laser Industries Limited ("LIL"). See "Information About Classy Lady - Business - Joint Venture." If the Joint Venture Formation Agreement is in effect at the closing of the Merger, Selvac will issue an aggregate of two million shares of Common Stock to the Designated Recipients.

Milestone 2: Upon the formation of the joint venture corporation ("JV Corp.") contemplated by the Joint Venture Formation Agreement and the contribution by LIL of a $3,500,000 promissory note to JV Corp., Selvac will issue an aggregate of three million shares of Common Stock to the Designated Recipients. The LIL promissory note will be for a term of three years and will bear interest at the rate of 5.65% per annum. Under the agreement with LIL, LIL is to perform certain managerial, consulting and administrative functions for JV Corp. for which it shall be paid a monthly fee of $100,000 plus reimbursement of expenses. LIL will be entitled to offset the amounts due to LIL from JV Corp. against any amount payable by LIL under the note.

Milestone 3: If Classy Lady enters into a second joint venture or other business combination agreement (the "Second Joint Venture") with a partner able to commercialize the Zaias Patent, Selvac will issue an aggregate of two million shares to the Designated Recipients. With respect to Milestone 3, management intends to compile a list of potential partners whom it believes, based on such company's development, manufacturing and marketing experience of technology products in the consumer and medical areas, may have the ability to act as a suitable joint venture partner. In determining the ability of a potential partner to commercialize the Company's technology, management will evaluate the potential partner's: level of experience in developing similar or related technologies; capabilities of their research and development staff; level of experience in developing products requiring approval from the FDA and other regulatory authorities and conducting the related clinical trials; track record in marketing and distributing similar or related technological products; and overall financial condition and industry reputation.

Milestone 4: If the Second Joint Venture raises an aggregate of not less than $5,000,000 through a private placement or public offering, Selvac will issue an aggregate of three million shares to the Designated Recipients.


Classy Lady has advised the Company that the Designated Recipients will be Thomas L. Mehl, Sr. and Dr. Nardo Zaias, each of whom will receive an equal amount of additional shares of Company Common Stock upon the achievement of the milestones described above. Classy Lady has advised the Company that this designation is based on the fact that such individuals contributed to Classy Lady all of the assets being acquired by the Company in the Merger. As of the date of this Proxy Statement, Milestone 1 has been achieved and, assuming that the Joint Venture Formation Agreement is still in effect as of the closing of the Merger, each of Mr. Mehl and Dr. Zaias will be entitled to receive an additional 1,000,000 shares of Company Common Stock.

Management of the Company believes that it is substantially likely that Milestone 2 will be achieved within a relatively short time period after the Closing and that therefore the Company is substantially likely to issue a minimum of 20,000,000 shares of Common Stock in connection with the Merger. The remaining 5,000,000 shares will be issued only upon the achievement of Milestones 3 and 4 with respect to the Second Joint Venture. Management of the Company believes that the issuance of the additional shares upon the achievement of such milestones is comparable to an "earn-out" provision common to many corporate transactions whereby consideration to be paid after the closing of a transaction is contingent upon post-closing events. Therefore, Management notes that the ultimate number of shares which may be issued by the Company may increase if additional value is added to the Company as a result of the achievement of the designated milestones.

The Agreement further provides that in the event that the Company's interest in either the LIL Joint Venture or the Second Joint Venture (or any comparable replacement thereof) is sold, the proceeds from such sale shall be apportioned as follows:

         All amounts up to $50 million          Payable to Classy Lady

         Amounts in excess of $50 million       75% to Classy Lady,
         up to $100 million                     25% to the Designated
                                                Recipients

         Amounts in excess of $100 million      50% to Classy Lady,
                                                50% to the Designated
                                                Recipients


Upon completion of the Merger, any amounts payable to Classy Lady shall be payable to Acquisition as the surviving corporation in the Merger.

The Agreement provides that the Company and Thomas L. Mehl, Sr., Chairman and President of Classy Lady, and upon consummation of the Merger, to be Chairman and Chief Executive Officer of the Company, agree to dismiss the existing litigation between Mr. Mehl and the Company regarding a prior license from Mr. Mehl to the Company. The parties will enter into a full settlement and release with respect to such litigation. Neither party will pay any money or other consideration to the other in connection with such settlement and release. See "Material Contacts and Arrangements" and "Information About the Company-Business-Legal Proceedings."

Pursuant to the Agreement, at the closing of the Merger, the Company's Board of Directors shall consist of seven persons, Allan Borkowski (presently Chairman of the Company), James J. Leonard (presently President of the Company), Thomas L. Mehl, Sr. (presently Chairman and President of Classy
Lady) and four individuals designated by Mr. Mehl. Mr. Mehl will be Chairman of the Board and Chief Executive Officer. As of the closing, the present shareholders of Classy Lady will own a majority of the Company's Common Stock, thus resulting in a change of control of the Company.

Reasons for the Transaction

Virtually all of the Company's business is derived from the sale of its Finally Free product, revenues for which have declined from approximately $3.8 million in fiscal year 1993 to approximately $2.7 million in fiscal year 1995. Management of the Company believes that with only one product being actively marketed at the present time, the declining sales faced by such product, substantial dependance for product sales on one principal customer, the inability to manufacture and market such product in the United States and the absence of any new products with substantial sales prospects, its current operational and financial condition is not strong. See "Information About the Company-Business and Management's Discussion and Analysis."

The Board does not foresee a substantial improvement in the Company's results based on its current and proposed products and operations, nor does it believe that the Company is otherwise an attractive merger or acquisition candidate for a third party based on the current operational and financial condition of the Company as described above. Having been active in the hair removal industry for many years, management of the Company believes it is generally aware of the opportunities for expansion of its business, whether by acquisition, merger or otherwise. The Board has not identified any other potential business partners, significant growth opportunities which it is currently able to develop or otherwise identify any viable alternatives to the Merger. The Company believes that the multiple hair removal technology licensed by Classy Lady from Mr. Mehl and the laser hair removal technology licensed by Classy Lady from Dr. Zaias present substantial commercial opportunities for product development and marketing which are not present in the Company's existing or proposed operations.

The Board recognizes that commercial exploitation of the multiple and laser hair removal technologies will be subject to the uncertainty of successful commercialization of such technologies. Such uncertainties include the raising of substantial additional capital; whether such technologies can produce products and services which can be marketed and sold profitably; the risk that its patent rights may infringe intellectual property rights held by third parties; the risk of competing with other companies having substantially greater financial and operational resources; the need to obtain pre-market clearance or approval from the FDA to manufacture and market its products in the United States and foreign regulatory approval; and the uncertain impact of a change in control and new management on the business and operations of the Company.

The Board of Directors has considered the Company's existing financial condition, prospects for future growth earnings, and the risks posed by the Merger discussed above and the following factors concerning the Merger:

Management of the Company believes that there is a substantial domestic and international market for hair removal products which may potentially be addressed by the technology presently licensed by Classy Lady and which could not be addressed by the Company in the absence of rights to such technology. Management is aware that other companies are currently making significant expenditures to develop and market products for this field, notably Thermolase Corporation and Palomar Medical Technologies, Inc., both of whom are developing laser hair removal technologies. Management of the Company believes that the actions of such other companies support its view that there is a significant market opportunity for the Company to attempt to exploit upon completion of the Merger. Management further notes that Thermolase has received pre-market clearance from the FDA for its laser hair removal product and the Company believes that this fact will have a positive impact on the ability for Classy Lady's hair removal system to achieve such clearance.

The Company is substantially dependent on overseas sales of its Finally
Free product, which sales have been steadily declining. Although the Company has sold a substantial quantity of Finally Free products since the product was introduced in 1985, management believes that such product is nearing the end of its product cycle. The Finally Free product was invented by Thomas C. Mehl, Sr. and management believes that the multiple hair removal technology, also invented by Mr. Mehl and licensed by Classy Lady, provides significant advantages over existing hair removal products, including those currently marketed by the Company, and presents a strong opportunity for the Company to expand sales of hair removal products.

Management has, in connection with patent counsel to the Company, reviewed the patents licensed exclusively by Classy Lady and believes that such patents provide the basis on which the Company would be able to compete with other companies manufacturing and marketing hair removal systems.

The Board has received the opinion of Heritage Capital Corp. ("Heritage"), an investment banking firm, that the consideration to be paid by the Company in connection with the Merger is, from a financial point of view, fair to the stockholders of the Company; See "Opinion of Investment Bankers." This opinion is derived in part from an analysis of the discounted cash flows projected from the future operations of the Company and Classy Lady, an analysis of acquisition premiums and of market trading prices. The Heritage fairness opinion assumes that all 25 million shares of Common Stock will be issued upon consummation of the Merger. Management of the Company believes the Heritage analysis provides reasonable support that the expected future economic commercial value of the assets to be acquired from Classy Lady supports approval of the Merger on the terms and conditions described herein.

Management of the Company has received significant interest from various financial institutions to assist it in funding the combined operations of the Company and Classy Lady. While there is no assurance that any such financing can or will be consummated on terms acceptable to the Company, management believes that such interest supports its view that the Merger represents a substantial commercial opportunity for the Company. The Company also notes that in the two month period prior to the public announcement of negotiations for the Merger, the Company's Common Stock regularly traded on the Nasdaq Small Cap Market in the $.18 to $.25 ranges. During the months of January through March 1996, after public announcement of execution of the Merger Agreement, the Company's Common Stock has regularly traded in the $2.25 to $2.80 range on higher trading volumes. Management believes that the response of the public capital markets supports the view of management that the Merger would add substantial economic value to the prospects of the Company.

Based on the foregoing and after careful review of the risks associated with the development of such opportunities, the Board has determined that the Merger is the Company's best option which is likely to be or become available to it and believes that the Merger is in the best interests of the Company and its stockholders. If the Merger is not consummated the Company will continue its existing marketing operations and product development activities.

Opinion of Investment Banker

The Company's Board of Directors retained Heritage to advise it as to the fairness to the Company's stockholders of the consideration to be paid to the shareholders of Classy Lady pursuant to the terms of the Agreement by the Company.

Heritage is an investment banking firm regularly engaged in the valuation of companies and their securities in connection with mergers and acquisitions. The Board selected Heritage on the basis of its ability to evaluate the fairness of the consideration to be received by the Classy Lady stockholders pursuant to the financial terms of the Agreement, its qualifications, previous experience and its reputation in the banking and investment banking communities. The consideration to be paid by the Company in the Merger was determined by arm's-length negotiation between the Company and Classy Lady and was not recommended by Heritage.

On March 22, 1996 Heritage advised the Board of Directors of Selvac that the proposed consideration to be paid to the shareholders of Classy Lady pursuant to the Amended and Restated Agreement and Plan of Offer and Merger Dated as of February 15, 1996, taken as a whole, is fair to the common shareholders of Selvac from a financial point of view. Heritage delivered its written opinion confirming such oral advice later that day. The opinion of Heritage does not constitute a recommendation to any Selvac stockholder as to how such stockholder should vote. Heritage did not make or seek to obtain appraisals from third parties of Classy Lady's assets in connection with its analysis of Classy Lady. No limitations were imposed by the Board of Directors of Selvac or Classy Lady upon Heritage with respect to the investigations made or the procedures followed by Heritage in rendering its opinion, and management of Selvac and Classy Lady cooperated fully with Heritage in its analysis of Selvac and Classy Lady. For purposes of its opinion, Heritage assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information obtained by Heritage from public sources and from Selvac and Classy Lady and their affiliates and advisors.
The Board of Directors reviewed the reports of Heritage concerning a discounted cash flow analysis, a capitalization of net operating income analysis, a market comparison of comparable publicly traded companies, market trading prices of Selvac Common Stock and an acquisition premium analysis of, as appropriate, Selvac and Classy Lady. The following is a summary of such analyses:

1. Discounted Cash Flow Analysis. Heritage performed a discounted cash flow analysis for the purposes of determining the relative equity values of Selvac and Classy Lady based upon projections of Operating Cash Flows (the "Projections") provided by the management of Selvac and Classy Lady. A sensitivity analysis was performed by applying various discount rates and terminal value capitalization ratios assumptions to the projected cash flows, using the Projections through fiscal 2000. For Selvac, discount rates of 10%, 12% and 14% and a terminal value capitalization ratio of four times after tax operating income were used. Heritage elected to use these discount rates and the terminal value capitalization ratio in order to take into consideration the fact that only one product is being marketed at this time, the sales of this product are declining, sales are substantially dependent on one principal customer, and there are other marketing and financial problems. For Classy Lady, discount rates of 18%, 20% and 22% and a terminal value capitalization ratio of 12.5 times after tax income were used. Heritage elected to use these discount rates and the terminal value capitalization ratio in order to take into consideration the start up nature of the business including the lack of 510(k) pre-market clearance from the Federal Drug Administration ("FDA"), the lack of a market ready product and of other marketing and financial resources. In selecting the discount rates and terminal value capitalization ratio used for Selvac and Classy Lady, Heritage also considered certain financial market related factors. Heritage's discounted cash flow analysis considered alternative rates of growth in revenues and expenses. In the Expected Case, Heritage noted that the Total Present Value of Selvac was $2,220,258 and the Total Present Value of Classy Lady was $5,066,399. Heritage noted that of the sum of the Total Present Values of Selvac and Classy Lady of $7,286,657, Selvac provided 30.5% and Classy Lady provided 69.5%. Heritage noted that if all 25,000,000 shares of Selvac were issued to the Classy Lady stockholders upon consummation of the Merger, such persons would own 64% of the total outstanding shares of the combined company after the Merger, Mehl/Biophile International Corporation ("MEHL").

2. Capitalization of Net Operating Income Analysis. Heritage considered the historical operating results of Selvac and Classy Lady. Classy Lady is a start up company without operating income and Selvac has not had significant operating income in recent years. Accordingly, Heritage was not able to do a meaningful analysis of operating income. Heritage also considered the historical revenues of Selvac and Classy Lady. Since Selvac's revenues had declined significantly over the recent past and Classy Lady has no revenues, Heritage has determined that revenues could not be used as an indication of relative values.

3. Analysis of Comparable Publicly-Traded Companies. Heritage noted that it was difficult to select publicly-traded companies that could be used to establish meaningful comparisons with Selvac and Classy Lady. In its market comparison analysis, Heritage reviewed numerous companies in related businesses and selected two companies engaged in lines of business somewhat similar to those of Selvac and Classy Lady. The two companies were Thermolase Corporation ("Thermolase") and Palomar Medical Technologies, Inc. ("Palomar"). Meaningful comparisons with Thermolase and Palomar are not possible for a number of reasons. Neither Thermolase nor Palomar are generating operating income as of their most recent financial statements which are dated December 30, 1995 and December 31, 1995, respectively. Accordingly, a comparison of operating income is not possible. Also Selvac and Classy Lady are in different stages of development. Selvac has an extremely limited product line with declining sales. Classy Lady is a start up company has no prior operating results and its products do not have 510(k) pre-market clearance from the FDA. On the other hand, Palomar and Thermolase have operating revenues. Thermolase has received 510(k) pre-market clearance from the FDA to commercially market professional laser services using its SoftLight system and has begun to receive revenues from this system. While Palomar is developing and marketing laser products, most of its revenues are derived from electronic products. Accordingly, the divergent development stages of the companies, the different product lines and, with the exception of Selvac, the lack of operating income, do not provide the basis for a meaningful comparison of the companies with Thermolase and Palomar.

4. Acquisition Premium Analysis. Heritage analyzed premiums paid in transactions in which the price was disclosed and a premium was paid for the period 1986-1995. Premiums are often used by analysts to compare the amounts in excess of market price which are paid in acquisitions. Heritage noted that the average premium paid during this period ranged from 35.1% in 1991 to 44.7% in 1995. In addition, Heritage selected two industry classifications for analysis. These were Drugs, Medical Supplies & Equipment and Toiletries & Cosmetics. In 1995, there were 16 reported transactions with premiums paid in Drugs, Medical Supplies & Equipment and three reported transactions in 1995 with premiums paid in Toiletries & Cosmetics. Heritage noted that none of the 19 transactions involved businesses strictly comparable to the business of Selvac and Classy Lady. The value of the 16 transactions in the Drugs, Medical Supplies & Equipment industry classification analyzed ranged from $9 million to $7.1 billion. The average premium based on the stock price five business days prior to the merger/acquisition announcements was 27.0%. The value of the three transactions in the Toiletries and Cosmetics industry classification ranged from $120 million to $508 million. The average premium based on the stock price five business days prior to the merger/acquisition announcements was 31.7%. Heritage has reviewed the trading history of the common stock of Selvac from August 1, 1995 to March 22, 1996. The premium based on the average of the closing bid and ask prices of 1/4-9/32 or 17/64 on September 26, 1995, five business days prior to the Press Release regarding preliminary negotiations between Selvac and Classy Lady (the "Press Release") and the average of the closing bid and ask prices of 1-1 1/32 or 11/64, on October 3, the day of the Press Release, is 282%. The premium based on the average of the closing bid and ask prices of 1/4-9/32 or 17/64 on September 26, 1995 and the average of the opening bid and ask prices on March 22, 1996 of 3-3 1/8 or 3 1/16 is 1053%. This premium is significantly above any of the industry or other premiums discussed above. Analysts often consider large premiums over market price as an indication that acquired companies and their shareholders are benefiting from a higher valuation of the equity of their company. Heritage has advised the Company that it believes that the shareholders of Selvac are benefitting from a higher valuation of the equity of their company than would be the case without the proposed merger. Heritage believes that the large premium reflects the fact that investors expect to benefit from the proposed merger and the commercialization of the Mehl and Zaias patents. Heritage also noted that the market value of the 14,088,526 outstanding shares of Selvac based on the average of the closing bid and ask prices of 1/4-9/32 or 17/64 on September 26, 1995 is approximately $3,742,264, based on the average of the closing bid and ask prices of 1-1 1/32 on October 3, 1995 or 1 1/64, is approximately $14,308,307 and based on the average of the opening bid and ask prices of 3-3 1/8 on March 22, 1996 or 3 1/16 is approximately $43,146,110.

The summary set forth above describes the material points of the more detailed analyses performed by Heritage in arriving at its fairness opinion. Heritage believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not necessarily susceptible to partial analysis or summary description. In its analysis, Heritage made a number of assumptions, which include that business and economic conditions would remain essentially the same as those existing currently. Any estimates contained in such assumptions are not necessarily indicative of actual values, which may be significantly more or less favorable than those set forth herein.

Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Selvac or Classy Lady do not assume any responsibility for their accuracy.

In arriving at the opinion expressed in the Fairness Opinion Heritage put no weight on the net operating income or comparable publicly traded companies analyses. Heritage believes that the discounted cash flow, market trading price and acquisition premium analysis provide the best measure of value.

Heritage discussed and reviewed the business history and future prospects of Selvac and Classy Lady with the senior management and advisors of Selvac and Classy Lady. Heritage discussed Selvac's current financial condition, the history of declining sales and profits, the substantial dependence on one product, the limited number of customers and the need for new products and customers.

Heritage discussed with Classy Lady's management their current situation, including but not limited to, the plans to exploit the hair removal technologies patented by Mr. Thomas H. Mehl, Sr. and Dr. Nardo Zaias, as the assets of Classy Lady consist principally of the exclusive licensing rights granted to Classy Lady by Mr. Mehl for a multiple hair removal technology and by Dr. Zaias for a laser hair removal technology. Heritage reviewed copies of the licenses, the patents, the plans for the commercialization and marketing of these products. In addition, Heritage discussed and reviewed the Joint Venture Agreement with Laser Industries, Inc. that Classy Lady had executed for the purpose of developing and marketing commercial laser technology applications for the Classy Lady laser hair technology.

As compensation for providing the fairness opinion, the Company paid Heritage the sum of $45,000. There is no other material relationship between Heritage and the Company or its affiliates.

Tax Treatment of the Merger

It is the intention of the Company and Classy Lady that the Merger be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger is treated as a reorganization under
Section 368(a) of the Code, the following tax consequences will result:

          (a) No gain or loss will be recognized by holders of Classy Lady Common Stock on the exchange for shares of Company Common Stock;

          (b) The aggregate tax basis of the Company Common Stock received by each Classy Lady stockholder (including any fractional shares of Company Common Stock deemed received, but not actually received) will be the same as the aggregate tax basis of the shares of Classy Lady Common Stock surrendered in exchange therefore;

          (c) The holding period of the shares of Company Common Stock received by each Classy Lady stockholder will include the period during which the shares of Classy Lady Common Stock exchanged therefor were held, provided that the shares of Classy Lady Common Stock were a capital asset in the holder's hands;

          (d) No gain or loss will be recognized by the Company or Acquisition as a result of the transaction. The basis and holding period for the assets formerly held by Classy Lady will not change as a result of the transaction.

          (e) As a result of the Merger it is anticipated that future use of the Company's US Federal net operating loss ("NOL") carryforwards will be subject to limitations under Sections 382 and 1502 of the Code. Essentially the amount of the Company's pre-merger NOL deduction would be subject to an annual limitation equal to the value of the Company's stock on the date of the merger multiplied by the "long-term tax-exempt rate" (published monthly by the Internal Revenue Service) for the month of the Merger. Additionally, NOL's attributed to members of the Company's consolidated group prior to the Merger can only be used to offset against post merger taxable income of pre-merger consolidated group members.

Should the transaction not qualify as a tax-free reorganization, former shareholders of Classy Lady would be subject to income tax on the exchange of their stock and the Company's tax basis in the assets formerly held by Classy Lady will be appropriately increased.

Accounting Treatment

The Company intends to account for the merger as a non-monetary exchange, applying the provisions of APB 29 "Accounting for Non-Monetary Transactions". Valuation of the assets acquired is to be based on the value of the Company's Common Stock to be issued as consideration. The value of shares to be issued subject to the resolution of contingencies will not be considered in valuing the acquired assets until the outcome of such contingencies are resolved.

Regulatory Requirements

Other than filing a Certificate of Merger with the State of Delaware and the Commonwealth of Puerto Rico, there are no Federal or State regulatory requirements which must be complied with or approvals which must be obtained in connection with the Merger.


Material Contacts and Arrangements

In September 1995, Thomas L. Mehl, Sr. contacted the Company to discuss a potential business combination. Mr. Mehl identified licensing rights held by Classy Lady regarding the multiple hair removal technology and the laser hair removal technology and indicated he would be willing to transfer such rights to the Company in exchange for an equity interest. The Company stated that it was interested in pursuing such a transaction and commenced preliminary discussions while simultaneously reviewing the patents underlying such licensing rights. The parties commencing negotiating how many shares of the Company's Common Stock to issue in exchange for the licensing rights. After discussions and negotiations, a letter of intent regarding the Merger was executed on October 11, 1995. The Letter of Intent provided that the Company would enter into a business combination with Classy Lady in exchange for the issuance of 15,000,000 shares of Company Common Stock and unspecified further consideration to be negotiated by the parties. Following further due diligence investigations and negotiation of the terms of the additional consideration in the form of 10,000,000 shares of Common Stock to be issued upon the achievement of certain specified milestones, the Agreement was executed on December 18, 1995. For the reasons set forth above in "Reasons for the Transaction", the Company did not during such negotiations actively consider any alternatives to the Merger. Other than the foregoing, the Company has not had any prior contacts, arrangements or relationships with Classy Lady. No officer, director or principal shareholder of the Company is an officer, director or shareholder of Classy Lady.

The Company has had a substantial prior relationship with Thomas L. Mehl, Sr. and affiliated companies. On April 22, 1985, the Company acquired all of the outstanding capital stock of (a) The Mehl International Corporation ("MIC") and (b) Nutrolysis International Corporation (Nutrolysis) for 1,000,000 and 100,000 shares, respectively, of common stock of the Company. Certain additional cash payments were made, and royalty payments of 2% of net Finally Free Hair Remover (Finally Free) worldwide sales collections are being made to the stockholders of MIC. As part of the acquisition, the Company was assigned the rights to an exclusive License Agreement with Thomas L. Mehl, Sr., the inventor of Finally Free, for the licensed patent rights to his invention. Royalty expense under the agreements for fiscal years ended May 31, 1995, 1994, and 1993 was approximately $53,000, $64,000 and $96,000 respectively. (See "Information About the Company - Business Development").

A dispute arose as to the Company's compliance with the terms of the Mehl license, culminating with Mehl's counsel sending a letter which asked for an accounting for royalties paid under the license. Mehl's counsel later decided to interpret the letter as a termination notice letter, despite the letter's clear language which asked only for an accounting. In order to protect its interests, on March 20, 1991, the Company filed a complaint in the Federal District Court in Massachusetts (Civil Action No. 91-10868-Z) against Mr. Mehl. The complaint sought a declaratory judgment that (a) the exclusive license held by the Company as licensee of Mr. Mehl was in full force and effect; (b) that certain monies alleged to be owed to Mr. Mehl as royalties for replacement parts and returned goods were in fact not payable under the license; (c) that the Company's exclusive license extended to Mehl's new inventions; and (d) that Mehl be enjoined from terminating the license or negotiating with others a license to the technology already licensed to the Company. The parties entered into a stipulation under which Mehl agreed that he would take no action regarding the license, including terminating the license or offering or negotiating with others to license the technology licensed to the Company, until the Court holds an evidentiary hearing. No hearing on the matter has been requested or occurred to date. Mehl has filed an answer as well as a number of affirmative defenses and counterclaims. (See "Information About the Company - Legal Proceedings").

           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of February 29, 1996, and the unaudited pro forma consolidated statements of operations for the nine months ended February 29, 1996 and the year ended May 31, 1995 give effect to the Merger and the issuance of 15,000,000 shares of Company Common Stock, in exchange for 100% of the outstanding Classy Lady stock, together with an additional 5,000,000 shares as described below. The unaudited pro forma consolidated financial information is based on the historical financial information of the Company and Classy Lady as of February 29, 1996 and the pro forma adjustments described in the notes thereto.

Pursuant to the Merger Agreement, the Company may issue up to an additional 10 million shares of Common Stock upon the achievement of certain milestones.
See "The Merger Agreement." As of the date of this Proxy Statement, the first such milestone (which triggers the issuance of an additional two million shares) has been achieved and management of the Company believes that it is substantially likely that the second milestone (which triggers the issuance of an additional three million shares) will be achieved within a relatively short time period after the Closing. Therefore, the Company is substantially likely to issue a minimum of 20 million shares of Common Stock in connection with the Merger.

Information was prepared as if the Merger were effected as of February 29, 1996 in the case of the unaudited pro forma consolidated balance sheet; as of June 1, 1994 in the case of the February 29, 1996 and May 31, 1995 unaudited pro forma statements of operations. These unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The unaudited pro forma financial information should be read in conjunction with the financial statements and other financial data of the Company included elsewhere herein.


                     SELVAC CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEET
                            FEBRUARY 29, 1996
                   (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS)
                               (UNAUDITED)

                                              Selvac      Classy Lady                Proforma
                                           Corporation     By Mehl                  (Unaudited)
                                                and       of Puerto
                                           Subsidiary     Rico, Inc.       Adjustments      Consolidated

                                            ASSETS
CURRENT ASSETS:
  Cash and equivalents                        $  845                                         $  845
  Accounts receivable, net                       591                                            591
  Finished goods inventories                     502                                            502
  Note receivable, current portion               102                                            102
  Other current assets                            41                       (2)   $(2)            39
    Total current assets                       2,081                              (2)         2,079
PROPERTY AND EQUIPMENT, net                       41       39                                    80
PATENTS AND PATENT RIGHTS, net                   113       14             (1)  1,280          1,407

EXCESS OF COST OVER FAIR VALUE OF
  ASSETS ACQUIRED, net                           28                                              28
NOTE RECEIVABLE - RELATED PARTIES, net
  of current portion                            448                        (2)  (300)           148
OTHER ASSETS
  Investment in non-marketable securities       750                                             750
  Other                                          52                                              52
                                             $3,513     $  53                $   978         $4,544

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                            $182                                           $  182
  Accrued expenses                              50         $85            (2)    $(2)           133
  Notes payable, related party                 300                        (2)   (300)
  Other current liabilities                     23                                               23
    Total current liabilities                  255         385                  (302)           338

STOCKHOLDERS' EQUITY:
  Serial preferred stock, $10 par value,
    authorized-200,000 shares:
    Series A, 12% cumulative convertible;
      Issued and outstanding-17,000 shares     170                                             170
    1985 Series, 12% cumulative convertible;
      Issued and outstanding-16,500 shares     165                                             165
  Common stock, $.01 par value,
    authorized-20,000,000 shares:
    Issued-16,717,485 shares of Selvac and
      36,717,485 proforma shares               167           1          (1)      199           367
  Additional paid-in capital                 9,169                      (1)    1,081        10,250
  Receivable for stock                                      (1)                                 (1)
  Accumulated deficit                       (5,461)       (332)                             (5,793)
  Unrealized gain-marketable securities          4                                               4
                                             4,214        (332)                1,280         5,162
  Treasury stock, at cost, 2,474,959 common
   shares                                     (956)                                           (956)
     Total stockholders' equity              3,258        (332)                1,280         4,206
                                            $3,513       $  53                $  978        $4,544
See notes to condensed consolidated financial statements.


                               SELVAC CORPORATION AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                NINE MONTHS ENDED FEBRUARY 29, 1996
                    (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                           (UNAUDITED)

Selvac         Classy Lady                Proforma
                                       Corporation        By Mehl                  (Unaudited)
                                            and          of Puerto
                                       Subsidiary        Rico, Inc.        Adjustments      Consolidated

REVENUES:
  Net sales                               $1,596                                              $1,596

COST OF REVENUES                             951                                                 951

GROSS MARGIN                                 645                                                 645

OPERATING EXPENSES:
  Research and development                $   17                                                  17
  Selling, general and administration        935             315           (3)   $117          1,365
                                                                           (4)     (2)

                                             935             332                  115          1,382

                                            (290)           (332)                (115)          (737)

OTHER INCOME                                 161                           (4)     (2)           159

LOSS BEFORE INCOME TAXES                    (129)           (332)                (117)          (578)

RECOVERY OF INCOME TAXES                       0               0                    0              0

NET LOSS                                $   (129)          $(332)               $(117)        $ (578)

NET LOSS PER COMMON SHARE               $   (.01)                                             $ (.02)

LOSS APPLICABLE TO COMMON STOCK         $   (159)                                             $ (608)



WEIGHTED AVERAGED NUMBER OF COMMON
  SHARES AND DILUTIVE COMMON EQUIVALENT
  SHARES OUTSTANDING DURING PERIOD      13,937,595                                        33,937,595


WEIGHTED AVERAGED NUMBER OF COMMON
  SHARES ASSUMING FULL DILUTION DURING
  PERIOD                                13,937,595                                        33,937,595






See notes to condensed consolidated financial statements.


                           SELVAC CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                    YEAR ENDED MAY 31, 1995

                                         Selvac         Classy Lady                Proforma
                                       Corporation        By Mehl                  (Unaudited)
                                            and          of Puerto
                                       Subsidiary        Rico, Inc.        Adjustments      Consolidated
REVENUES:
  Net sales                               $ 2,745                                              $2,745

COST OF REVENUES                            1,563                                               1,563

GROSS MARGIN                                1,182                                               1,182

OPERATING EXPENSES:
 Selling, general and administrative        1,088                         (3)     134           1,222
 Loss on sale of property and equipment        20                                                  20
 Loss on sale of marketable securities          8                                                   8
                                            1,116                                 134           1,250

                                               66                                (134)            (68)

INTEREST INCOME                               127                                                 127

INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                         193                                (134)             59

PROVISION FOR INCOME TAXES                     49                                                  49


NET INCOME                                $   144          $      0             $(134)         $   10


NET INCOME (LOSS) PER COMMON SHARE:      $    .01                                              $ (.00)


INCOME (LOSS) APPLICABLE TO COMMON STOCK  $    86                                              $  (48)


WEIGHTED AVERAGED NUMBER OF COMMON
  SHARES AND DILUTIVE COMMON
  EQUIVALENT SHARES OUTSTANDING DURING
  PERIOD                                  14,345,234                                        34,345,234


WEIGHTED AVERAGED NUMBER OF COMMON
  SHARES ASSUMING FULL DILUTION DURING
  PERIOD                                  14,345,234                                        34,345,234


See notes to condensed consolidated financial statements.


                               SELVAC CORPORATION AND SUBSIDIARIES
                        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS EXCEPT
                                         PER SHARE AMOUNTS


Acquisition:

On December 18, 1995 Selvac Corporation and its wholly-owned acquisition subsidiary, Selvac Acquisition Corp., (collectively referred to as "the Company"), and Classy Lady by Mehl of Puerto Rico, Inc., a privately-held company ("Classy Lady"), signed an Agreement and Plan of Merger (the "Agreement") whereby Classy Lady will merge with and into the Company. Pursuant to the Agreement, the Company will issue 15,000,000 additional shares of its Common Stock to the Shareholders of Classy Lady. The Agreement, which is effective as of January 1, 1996, also provides for the issuance of up to 10,000,000 shares of Common Stock of the Company upon the achievement of designated milestones in connection with certain proposed joint ventures to be undertaken by Classy Lady. It is substantially likely that 5,000,000 of such additional shares will be issued in a short time period after the closing of the Merger. These shares are included with shares not subject to contingencies in the proforma presentation.

Prior to January 1996, Classy Lady has had no activities other than the contribution of certain patent licensing rights to Classy Lady by its founders in exchange for Common Stock rights.

Included in selling, general and administrative expenses for Classy Lady are royalties of $60 for royalties due under minimum royalty arrangements.

Proforma Adjustments:

The proforma adjustments give effect to the transaction, accounted for as a non-monetary exchange, as if it had occurred on June 1, 1994 and include 5,000,000 contingent shares expected to be issued shortly after the Merger. As a valuation of the Classy Lady intangible assets would be highly subjective, such valuation is based on the value of the Company's common shares to be issued, excluding those subject to unresolved contingencies (contingent shares). The value of the acquired assets will be increased proportionately for the value of remaining 5,000,000 contingent shares, when and if they become issuable upon resolution of the contingencies.

Classy Lady patent and patent rights are amortized over their estimated economic useful lives which range from 6 to 9 years. Amortization is calculated beginning the later of June 1, 1994 or the issue date of the particular patent.

February 29, 1996 Balance Sheet Adjustments:
(1) Issuance of 20,000,000 (including 5,000,000 contingent shares) shares of the Company's common stock in exchange for all of the voting stock and stock rights in Classy Lady:

                                                        Increase
                                                       (Decrease)
Assets:
    Patents and Patent Rights                           $1,280
Liabilities and Stockholders Equity:
    Selvac $.01 par, value Common Stock issued         $   200
    Classy Lady Common Stock                                (1)
    Additional Paid-in-Capital                           1,081
                                                        $1,280


(2)  Elimination of intercompany note balances and related accrued interest
                                                        Increase
                                                       (Decease)
Assets:
  Notes receivable - related parties                     $(300)
  Other current assets                                      (2)
                                                         $(302)

Liabilities:
  Notes payable, related party                           $(300)
  Accrued expenses                                          (2)
                                                         $(302)

                              SELVAC CORPORATION AND SUBSIDIARIES
                        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS EXCEPT
                                         PER SHARE AMOUNTS

Adjustments to the Statements of Operations:

(3) Increase in amortization expense resulting from increase in carrying amounts of patents and patent rights:

                                                            Nine Months
                                        Year Ended             Ended
                                        May 31, 1995      February 29,1996

Operating expenses                           $134                $117



(4) Elimination of interest income and interest expense on intercompany note balances

                                                          Increase
                                                         (Decrease)

Operating expenses                                          $(2)

Other income                                                $(2)

                        INFORMATION ABOUT THE COMPANY


The Company is incorporated under the laws of Delaware. After the sale of substantially all of the assets used in the Company's Home Entertainment Segment effective at the close of business on May 31, 1994, the Company's Personal Care Appliance division was its only significant industry segment.

Business Development:
On April 22, 1985, the Company acquired all of the outstanding capital stock of (a) The Mehl International Corporation (Mehl) and (b) Nutrolysis International Corporation (Nutrolysis) for 1,000,000 and 100,000 shares, respectively, of common stock of the Company. Certain additional cash payments were made, and royalty payments of 2% of net Finally Free Hair Remover (Finally Free) worldwide sales collections are being made to the stockholders of Mehl. As part of the acquisition, the Company was assigned the rights to an exclusive License Agreement with Thomas L. Mehl, Jr., the inventor of Finally Free, for the licensed patent rights to his invention. The Agreement calls for payments of $1.50 per unit royalty for the first 500,000 units and $1.00 per Finally Free unit thereafter for the life of the patents. All royalties are based on net unit sales. Royalty expense under the agreements for fiscal years ended May 31, 1995, 1994, and 1993 was approximately $53,000, $64,000 and $96,000 respectively. An additional 100,000 shares of common stock of the company were issued by the Company to an investment banker for services in connection with the acquisition. Mehl was the owner of the Finally Free hair removal appliance described below.

Effective January 1, 1988, the Company merged the assets of its two wholly owned subsidiaries, The Mehl International Corporation and Nutrolysis International Corporation into Selvac Corporation. The subsidiaries were liquidated in order to reduce the administrative costs associated with maintaining more than one corporation.

The Company entered the personal care appliance business in 1985 with its acquisition of Mehl and Nutrolysis. Mehl owned the rights to a proprietary patented method of hair removal that uses directed radio frequency waves. This technology is employed in two products - a consumer appliance sold under the trade name Finally Free and a professional appliance sold under the trade name NU-Trolysis.

Both Finally Free and NU-Trolysis use the same energy, radio frequency. The unit's patented plated tips grasp the unwanted hair above the skin line. There is no needle, no head, and no pain. The radio frequency is transmitted from the unit to the hair where it works to weaken the chemical structure of the hair so that it can be easily removed.

Selvac has the worldwide rights to manufacture and sell products sold under the patented Mehl method to hair removal. The United States patents relating to hair removal system expire in 1996. The Company holds trademarks for the names "Selvac", "Finally Free", and "NU-Trolysis". Expiration of US patents is not expected to have a significant impact on the Company's operations or financial condition.

The U.S. Food and Drug Administration ("FDA") determined that the Company did not have the appropriate marketing approval to sell Finally Free domestically. The Company filed a number of appeals as well as developed and submitted new data in an attempt to gain marketing approval. On June 28, 1991, the United States District Court for the Eastern District of Pennsylvania approved a settlement, the Company denied allegations of the complaint but agreed, among other things, that the Company would not manufacture, process, pack, label, promote, advertise, distribute, or sell Finally Free unless and until it received marketing authorization from FDA. On December 6, 1991, FDA requested that the Company provide additional information for its 510(k) filing as part of the marketing authorization process. In February of 1992, Selvac received export approval for existing domestic units of Finally Free to Canada from the FDA. In July 1994, the FDA determined that Finally Free shall be considered a Class III device under the Food, Drug and Cosmetic Act and accordingly, will require premarket approval before it is sold, manufactured or distributed in the U.S.

Finally Free has represented the single largest part of the Company's sales since its acquisition. The uncertainty raised by the FDA situation caused the Company to look toward its foreign markets for new marketing opportunities. Hair removal is practiced worldwide, and the Company moved aggressively to open new markets, distributors, and sources of supply. The Finally Free sales base has shifted to international distribution primarily in Canada, England, Japan, Australia, Spain, and Korea. Manufacture of the Finally Free is through a manufacturer in the United Kingdom. Management believes that the international appliance business segment represents the Company's best opportunity for sales growth. The Company plans to continue to pursue additional international markets during the next year as well as evaluate new appliances for its distribution network.

Export sales primarily of Finally Free products, amounted to $2,733,000, $2,897,000 and $3,823,000 in 1995, 1994 and 1993, respectively. The 1995 export sales were $2,090,000 to Japan and $322,000 to Europe. The 1994 export sales included approximately $1,846,000 to Japan and $412,000 to Europe.
Export sales for 1993 included approximately $1,335,000 to Japan and $1,810,000 to Europe.

Sales to major customers as a percentage of total sales for the Company's personal care appliance segment were as follows:
                                          1995          1994          1993
     Ikeda Corporation                     76%           68%           36%
     Cranley Distribution                                              36%
     Impromedia S.L.                       10%           25%

Percentages not presented represent less than 10% of the sales from continuing operations.

Any substantial decrease in sales to Ikeda Corporation would have a significant detrimental impact on the Company's operations and financial condition.

The NU-Trolysis unit is sold to dermatologists, estheticians and salons for use on their patients/clients. NU-Trolysis is offered for sale both domestically and internationally. The NU-Trolysis system is marketed in the United States pursuant to Section 510(k) Notification K780348, which was cleared by the FDA on May 18, 1974. To the best of its knowledge, the Company is in compliance with all manufacturing and annual registration requirements for this product.

The Company has moved its focus on skin care products overseas. The Finally Firm Facial Toning System (Finally Firm) is being marketed in Korea. A test market for this unique skin care product continues in Japan and another test market in Taiwan is to begin in fiscal 1996. These efforts are not expected to produce meaningful results prior to the summer of 1996. The Company will also attempt to increase its market for Finally Firm in the United States and Europe. While Finally Firm's sales accounted for less than 5% of revenues for the Company's personal care appliance segment for each of the past three years, efforts will be made to increase sales of this product in future years.

The Company is party to a Royalty Agreement with a concern entitled to manufacturing rights for Finally Firm. The terms of this agreement call for royalty payments of $15 per unit for sales of 25,000 units of Finally Firm after the sale of the first 10,000 units. The Royalty amount is reduced to 3% of sales for units sold thereafter. Royalty expense for the years ended May 31, 1995, 1994 and 1993, under the terms of this agreement, were $48,000, $25,000 and $35,000, respectively.

The domestic personal care business has historically been highly seasonal, with the fall selling season being its strongest period. The consent decree with FDA has resulted in a shift in focus to international markets and internationally, the Company believes that its business is not seasonal in any material respect.

Research and development expenditures were less that .5% of consolidated net sales for each of the past three years.

Selvac System:

Management of Selvac has decided to withhold any further investment in the Selvac System until there is convincing evidence from consumers that such investment would be productive. The Selvac System is a nonaerosol dispensing unit employing a push-button continuous action mechanism.

Competitive Business Conditions:
As a result of FDA restrictions, the Company does not produce or sell its Finally Free product in the US. Sales have been through arrangements with distributors in Japan, Canada, Korea, Spain, United Kingdom, Australia, Netherlands and other lesser significant foreign markets.

Significant competitive products in this industry include over-the-counter depilatory solutions, "waxing" products for home use and products which employ technologies similar to those employed by Finally Free (knock-off products). The Company markets its product as a painless alternative to commercially available electrolysis and waxing without the potential for skin rashes and irritation associated with depilatory solutions.

Many of the Company's competitors have greater financial and organizational resources and more established markets and distribution channels than the Company. The Company sells its Finally Free product at prices competitive with those of knock-off products, with the benefit of patent protection and what management considers to be superior design and performance qualities. Additionally, the Company takes necessary actions to assure that its products meet regulatory case-by-case basis concerning whether or not action is taken against competitors offering products considered to be in violation of Company patents. Such decisions give consideration to anticipated costs and benefits.

Resources:
At July 31, 1995, the Company employed 5 employees (4 full time and 1 part time). As a marketing company, Selvac has elected not to manufacture its product directly. In the case of Finally Free and Finally Firm appliances, the Company owns the molds from which the plastic parts are produced as well as some of the production equipment and uses two primary vendors for the actual assembly work. Neither of these vendors is under contract and numerous alternative vendors are available to produce the Company's products. No unusual quality control, production or delivery problems have been encountered with current suppliers.

Business Disposition:
Effective at the close of business on May 31, 1994, the Company sold substantially all of the assets of Video Knights, Inc., its unprofitable subsidiary, to Roadrunner Video Enterprises, Inc. for $350,000 cash and promissory notes aggregating $1,060,000. For further information, see Note 4 to the consolidated financial statements.

The Company has retained the trademarks and franchising rights for "Video Knights" and "Just the Hits". One video cassette retail facility is in operation under a Video Knights franchise agreement at no cost to the Company. There are no immediate plans or intentions to sell additional franchises. Management has and will continue to entertain offers to sell its "Video Knights" and "Just the Hits" trademarks and franchising rights.

Backlog:
The sales order backlog of the Company, at any point in time, is negligible. Orders are shipped from inventory as received and are based upon purchase orders.




Properties:

The offices used for the Company's operations are located in Marlboro, Massachusetts, and Ramsey, New Jersey and are rented on a month to month basis. For the Company's warehousing requirements, it pays for the space which it uses.

Present facilities are adequate for the Company's operations and no expansion is anticipated in the immediate future.


Legal Proceedings:

Since January 1990, the Company has been engaged in an ongoing dispute with FDA regarding the marketing status of Finally Free for personal
(nonprofessional) use.

On June 28, 1991, the United States District Court for the Eastern District of Pennsylvania approved a settlement agreement between the Company and the FDA. Pursuant to the settlement agreement, the Company denied the allegations of the complaint but agreed, among other things, that the Company would not manufacture, process, pack, label, promote, advertise, distribute, or sell Finally Free unless and until it received marketing authorization from FDA.

On December 6, 1991, FDA requested that the Company provide additional information for its 510(k) filing as part of the marketing authorization process. New data was submitted to FDA in the 510(k) as part of the marketing approval process.

In February of 1992, Selvac received export approval of Finally Free Hair Remover to Canada from FDA.

In July 1994, the FDA determined that Finally Free shall be considered a Class III device under the Food, Drug and Cosmetic Act and accordingly, will require premarket approval before it is sold, manufactured or distributed in the U.S. At the present time, management is uncertain as to whether the Company will seek such approval. There can be no certainty that if such actions are taken, they will be successful.

The Company holds an exclusive license with Thomas L. Mehl, Sr. for certain enumerated patents as well as Mehl's new inventions in the hair removal field. A dispute arose as to the Company's compliance with the terms of that license, culminating with Mehl's counsel sending a letter which asked for an accounting for royalties paid under the license. Mehl's counsel later decided to interpret the letter as a termination notice letter, despite the letter's clear language which asked only for an accounting. In order to protect its interests, on March 20, 1991, the Company filed a complaint in the Federal District Court in Massachusetts (Civil Action No. 91-10868-Z) against Mr. Mehl. The complaint sought a declamatory judgment that (a) the exclusive license held by the Company as licensee of Mr. Mehl was in full force and effect; (b) that certain monies alleged to be owed to Mr. Mehl as royalties for replacement parts and returned goods were in fact not payable under the license; (c) that the Company's exclusive license extended to Mehl's new inventions; and (d) that Mehl be enjoined from terminating the license or negotiating with others a license to the technology already licensed to the Company. The parties entered into a stipulation under which Mehl agreed that he would take no action regarding the license, including terminating the license or offering or negotiating with others to license the technology licensed to the Company, until the Court holds an evidentiary hearing. No hearing on the matter has been requested or occurred to date. Mehl has filed an answer as well as a number of affirmative defenses and counterclaims.

As described in "Information About the Merger - The Merger Agreement," upon consummation of the Merger, each of Mehl and the Company will enter into a full settlement and release with respect to the litigation and will dismiss all claims against each other. Neither party will pay any money or other consideration to the other in connection with such settlement and release.


Market For The Registrant's Common Equity And Related Stockholder Matters:

The Company's Common Stock and warrants have been traded over-the-counter since December 6, 1983, and their bid prices are reported by the Nasdaq market. The range of quoted bid prices is as follows:

                                COMMON STOCK                 WARRANTS*
     PERIOD                 HIGH         LOW              HIGH        LOW

QUARTER ENDED
FEBRUARY 28, 1996           2 7/8      1 3/16             1 1/2       3/8

QUARTER ENDED
NOVEMBER 30, 1995           1 15/16     3/16

QUARTER ENDED
AUGUST 31, 1995                7/32     3/16

YEAR ENDED MAY 31, 1995:
  6/1/94 to 8/31/94            9/32     1/4
  9/1/94 to 11/30/94           9/32     1/4
  12/1/94 to 2/28/95           9/32     1/4
  3/1/95 to 5/31/95            1/4     3/16

YEAR ENDED MAY 31, 1994:
  6/1/93 to 8/31/93            3/8     5/16
  9/1/93 to 11/30/93          13/32   11/32
  12/1/93 to 2/28/94           3/8     1/4
  3/1/94 to 5/31/94            9/32    1/4

* Due to the decline of the market value of the common stock, there were no available quoted bid prices for periods prior to the quarter ending February 29, 1996, based upon the assumption that warrants will not be exercised or purchased for the periods presented.

On October 11, 1995 the date preceding the first public announcement of negotiations concerning the Merger, the high and low bid prices of the Company's Common Stock were $1 3/4 and $1 1/4 respectively.


The source for the price quotes of the Common Stock is as reported by the National Association of Securities Dealers and does not include retail markups, markdowns, commissions or other adjustments and does not represent actual transactions.

As of April 17, 1996, there were approximately 3,900 holders of the Registrant's common shares.

The Registrant has never paid any common stock cash dividends, and no common stock dividends are anticipated at the present time.


Voting Securities and Principal Holders Thereof

Only stockholders of record at the close of business on April 17, 1996 will be entitled to vote at the meeting. On April 17, 1996 there were 14,497,423 shares of Common Stock outstanding and entitled to vote at the meeting. There were also outstanding 16,000 shares of Series A Preferred Stock and 10,500 shares of 1985 Series Preferred Stock. Shares of Series A Preferred Stock and shares of 1985 Series Preferred Stock vote as a single class with the shares of Common Stock on all matters. Each share of each class of stock is entitled to one vote.

The following table sets forth the name and address, the number of shares beneficially owned and percent of the class those shares represent for each officer, director and person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, Series A Preferred Stock or 1985 Series Preferred Stock as of April 17, 1996.

                Name and Address                Shares
                 of Beneficial               Beneficially           Percent
Title of Class       Owner                       Owned             of Class

Common Stock    Optivest Technologies Corp.     850,000 (1)          5.86%
                151 East Main St.
                Ramsey, NJ 07446

                James J. Leonard              1,768,000 (2)         12.20%
                151 East Main St.
                Ramsey, NJ 07446

                Allan Borkowski               1,003,651 (3)          6.92%
                1 Horizon Road
                Fort Lee, NJ 07024

                Paul W. Hartloff, Jr.           151,000 (4)          1.04%
                P.O. Box 1260
                Santa Barbara, CA 93102

                Donald Duberstein               687,000 (5)          4.74%

                Joseph J. Saviano               411,266              2.84%

                Stanley Youdelman               202,166 (6)          1.39%

Series A        Dr. V.E. Athouse                  1,000              6.25%
Preferred       393 Traverso Ave.
Stock           Los Altos, CA 94022

                William and Constance             1,000              6.25%
                Celentana
                2936 Harrison
                Glenview, IL 60025

                Chester and Joan Choi             1,000             6.25%
                14 Paerdegat, 10th Street
                Brooklyn, New York 11236

                Delger-Fligelman                  1,000             6.25%
                8644 Darby Avenue
                Northridge, CA 91325

                 Name and Address                Shares
                 of Beneficial               Beneficially           Percent
Title of Class       Owner                       Owned             of Class

                 Jack Forem                       1,000               6.25%
                 34 Auerbach Avenue
                 Lawrence, New York 11559

                 William G. Lucas                 1,000              6.25%
                 1125 Sunapee Road
                 West Hempstead, NY 11552

                 Julian Utevsky                   1,000              6.25%
                 518 Main Street
                 Cedarhurst, NY 11516

                 Stanley Youdelman                2,000             12.50%
                 261R Old Mill Pass
                 James, NY 11780

1985 Series      Susan Borkowski                  1,000              9.52%
Preferred        5 Horizon Road
Stock            Fort Lee, NJ 07024

                 Howard and Ethel Engleman        1,000              9.52%
                 41 Fifth Avenue
                 New York, NY 10003

                 John Hugunin, Trustee            1,000              9.52%
                 3255 Cliff Drive
                 Santa Barbara, CA 93103

                 Charles H. Jarvis                1,000              9.52%
                 P.O. Box 1260
                 Santa Barbara, CA 93102

                 Dr. M. Arthur Mirza              1,000              9.52%
                 290 East Main St.
                 Suite 700
                 Smithtown, NY 11787

                 P.P.D.G., Inc.                   1,000              9.52%
                 1157 Willis Avenue
                 Albertson, NY 11507

                 Julian Utevsky                   1,000              9.52%
                 518 Main Street
                 Cedarhurst, NY 11516

                 Paul W. Hartloff, Jr.            2,000             19.05%
                 P.O. Box 1260
                 Santa Barbara, CA 93102

On April 17, 1996 all officers and directors of the Company, a group of six persons, owned beneficially 4,213,083 shares which represent 29.1% of the outstanding shares of Common Stock.

(1) Does not include shares held by Allan Borkowski who is Chief Executive Officer and Chairman of Optivest Technologies Corp. ("Optivest").

(2) Includes 140,000 shares held by Mr. Leonard's two sons, in which he disclaims any beneficial interest. Also includes 800,000 shares held by Friedman, Manger & Co., Inc., of which company Mr. Leonard is a principal. Does not include shares owned by Optivest, of which Mr. Leonard is President and Director.

(3) Includes certain shares owned by Mr. Borkowski's family: (a) 115,500 shares of Common Stock, (b) 1,500 shares of Series A Preferred Stock convertible into 24,000 shares of Common Stock and (c) 2,000 of 1985 Series Preferred Stock convertible into 32,000 shares of Common Stock. Mr. Borkowski disclaims any beneficial interest in the securities owned by his family. Does not include shares owned by Optivest.

(4)  Includes (a) 2,000 shares of 1985 Series Preferred Stock convertible into
32,000 shares 	of Common Stock and (b) 36,000 shares held by a trust in which
Mr. Hartloff had voting power but no other beneficial interest.

(5) Includes 76,500 shares of Common Stock owned by Mr. Duberstein's wife, and 125,000 shares by his wife as trustee for their children under the New York Uniform Gift to Minors Act.

(6) Includes 32,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. Does not include 24,000 shares of Common Stock and 500 shares of 1985 Series Preferred Stock held by Mr. Youdelman's spouse of which Mr. Youdelman disclaims beneficial interest.


Ownership of Common Stock After the Merger

After the consummation of the Merger, each of Thomas L. Mehl Sr. and Nardo Zaias will own 4,275,000 shares of Common Stock, representing for each such person 14.49% of the total number of shares to be outstanding.

If certain milestones regarding the financing of two joint ventures proposed to be undertaken by Classy Lady are met, the Company may issue a total of 10,000,000 additional shares of Selvac Common Stock to such Classy Lady shareholders as may be designated in writing by the holders of a majority in interest of the outstanding shares of Classy Lady. Assuming that each of Messrs. Mehl and Zaias received one half of all such shares as may be issued, each of them would own 9,275,000 shares of Common Stock, or 23.48% of the total number of shares to be outstanding.

Management's Discussion And Analysis Of Financial Condition And Results Of Operation


Results of Operations

Quarter Ended February 29, 1996 Compared To Quarter Ended February 28, 1995

Sales for the nine months ended February 29, 1996 decreased $335,000 or 17% as compared to the corresponding period of the previous year. This was due to a decrease in sales volume resulting from lower orders of Finally Free products, primarily in Canada, along with price reductions necessitated by increased competition.

Sales for the three months ended February 29, 1996 increased $128,000 or 32% as compared to the corresponding period of the previous year. This was primarily due to increased sales volume in Japan.

Gross margin as a percentage of sales decreased by 2.4% and 5.7% respectively, for the nine and three months ended February 29, 1996. Current year sales, particularly those for the second and third fiscal quarters included a greater percentage to markets where the Company has less favorable pricing arrangements. Additionally, second quarter 1995 revenues included approximately $43,000 of promotional sales of Finally Firm products sold at little or no margin. The effect of these factors was offset to some degree by improved vendor pricing and warehousing efficiency.

The Company continues to be dependent on the sales of one product, Finally Free, which accounted for 96% of sales for the nine months ended February 29, 1996. Expiration of the Company's US Finally Free patents in 1996 is not expected to have a significant impact on future operations. With further price decreases and reduced sales volume for Finally Free anticipated in future periods, the Company is continuing efforts to establish markets for Finally Firm. In this regard, Finally Firm had been introduced as a test market product in Taiwan. It is presently too early for management to draw conclusions as to the results of this effort.

During the second quarter of the current fiscal year, the Company began marketing efforts for Raywatch, a wrist or clip-on watch that contains features which assist its wearer in measuring and monitoring exposure to ultra violet light. The Company is presently a non-exclusive, U.S. retail distributor for this product. Negotiations will be considered for expanded distribution arrangements and markets based on evaluation of initial results. Costs related to the initial marketing of this product through the third fiscal quarter were $65,000 with additional costs of $35,000 expected during fiscal 1996. Raywatch sales to date have not been significant.

Selling, general and administrative expenses for the nine and three months ended February 29, 1996, increased by $261,000 and $222,000 respectively, as compared to the corresponding periods of the previous year. Increase depreciation and amortization costs as a result of changes in the estimated useful lives of certain intangible assets and equipment and the aforementioned marketing costs related to the Raywatch product contributed to the increase. In addition, legal, accounting and other professional fees for the nine and three months ended February 29, 1996 increased by $81,000 and $85,000, respectively. These increases were primarily attributed to costs related to the Classy Lady merger. Bad debt expense for the nine months ended February 29, 1996, was approximately $70,000 higher than for the corresponding period of the prior year, resulting form a reassessment of the collectability of an accounts receivable balance from the Company's Australian distributor.

In January 1996, the Company received $172,000 insurance proceeds in connection with the theft of certain inventory being carried at $99,000. The amount by which the insurance proceeds exceed the carrying basis, has been reflected as other income for the nine and three months ended February 29, 1996.

No provision for income tax recovery has been provided for the nine and three months ended February 29, 1996, due to the uncertainty concerning the Company's ability to utilize the future tax benefits of net operating losses generated during this period. For the nine months ended February 28, 1995, the Company recognized a recovery of income taxes of $55,000. A provision for current income taxes of $100,000 for the period was offset by a reduction in the Company's deferred tax asset valuation allowance. The valuation allowance reduction was a result of a change in judgment whereby it was determined to be more likely than not that the Company would be able to utilize a portion of its net operating loss carryforwards.

Assuming consummation of the Classy Lady acquisition and related Laser Industries joint venture, future direction of the Company's efforts will include those related to the development and marketing of products which exploit Classy Lady's licensed processes. Under the terms of the contract between the Company and Classy Lady, management of Classy Lady and their appointees are to comprise a majority of the Company's Board of Directors subsequent to the acquisition. See "Information About the Merger."


Year Ended May 31, 1995 Compared To Year Ended May 31, 1994

For the year ended May 31, 1995, the Company realized a profit from continuing operations of $144,000, $.01 per share as compared to a loss of $260,000, $.02 per share, for the previous year. This return to profitability was primarily attributed to reduced selling, general and administrative costs in 1995 as a result of efforts instituted by management and the absence of certain "non-recurring costs" which had an impact on 1994 operations.

For the year ended May 31, 1995 net sales were $2,745,000, a decrease of $208,000 or 6% as compared to the prior year. Increased competition necessitated price reductions which was the primary factor contributing to the decrease in net sales. Despite the price reductions, cost of sales, as a percentage of sales, was 57% for both 1995 and 1994. This is primarily a result of improved vendor pricing, warehousing efficiency and product diversification for the current fiscal year.

In fiscal 1994 the Company recorded a charge of $237,000 for write down of inventories of products which had been discontinued or replaced and where it was determined that existing inventories would be of limited value. Additionally, as a result of a Massachusetts audit of the Company's Corporate income tax returns for the years ended May 31, 1988, 1989, and 1990, the Company was assessed $39,000 for underpayment of Massachusetts corporate income
tax and related interest of $27,000.   These amounts, which represent the
entire balance due as a result of the audit, had been charged to operations in 1994. The tax assessment and related interest charge did not have a material effect on the Company's financial condition.

Selling, general and administrative costs for the current fiscal year were $213,000, or 16%, lower than those for the previous year. This decrease is primarily a result of downsizing efforts which were completed in May, 1994. Additionally, selling and administrative costs for 1994 included significant costs required to protect the Company's intellectual property rights in its Asian markets. Management does not anticipate significant costs of this nature in the immediate future.

Interest income for fiscal 1995 was $127,000, an increase of $97,000 over the previous year. This was primarily attributed to interest earned on the note receivable from Roadrunner Video Enterprises, Inc. obtained from the sale of the Video Knights assets.

The Company has continued to be dependent on foreign sales of one product, Finally Free. Continuing efforts to establish markets for Finally Firm are being pursued. Fiscal 1995 sales of Finally Firm units and related products were $130,000, an increase of 20% from the prior year.


Liquidity And Capital Resources

Pending Merger:

The Company is presently dependent upon sales of one product in limited markets. Efforts have been made to pursue investment opportunities which will enable the Company to expand or diversify its market. In this regard, on October 11, 1995, the Company signed a non-binding letter of intent and pursuant to the Merger Agreement, agreed to acquire Classy Lady. Under the terms of the Merger Agreement, Classy Lady will be merged into and with a wholly owned subsidiary of the Company. In exchange for all of their stock in Classy Lady, its former stockholders will receive 15,000,000 shares of the Company's common stock. In addition, certain of the former shareholders of Classy Lady will be entitled to earn-out incentives allowing them to receive up to 10,000,000 additional common shares contingent (contingent shares) upon achieving designated milestones for the organization and financing of joint ventures for the development of laser hair removal systems. As of March 29, 1996, Classy Lady had accomplished the first of these milestones entitling certain of its former shareholders to 2,000,000 of the contingent shares, assuming consummation of the Merger. It is substantially likely that the second milestone triggering the issuance of an additional 3,000,000 shares will be met shortly after consummation of the Merger.

Classy Lady, which prior to January 1996 was not an operating entity, owns exclusive license rights to certain multiple hair removal and laser hair removal processes for which patents have been obtained or are presently pending. Classy Lady and LIL have signed an agreement to form JV Corp., a corporate joint venture that will develop and market laser hair removal systems. See "Information about Classy Lady-Business-Joint Venture." Under the terms of the contract, Classy Lady will not be required to contribute financial resources to JV Corp. Additionally, Classy Lady will not be required to guarantee any obligations of JV Corp., including the fees payable to LIL.

Assuming consummation of the Merger, Classy Lady's investment in JV Corp. will be accounted for applying the Equity Method. JV Corp. will be obligated to pay to LIL the sum of $100,000 per month for certain administrative and other services provided by LIL for a period of three years. JV Corp. is not expected to be profitable in its initial year of operations. In accordance with the provisions of Account Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, Classy Lady shall not provide for losses by JV Corp. that are in excess of Classy Lady's investment.

Costs directly associated with the Merger are not expected to have a significant impact on the Company's cash flow. The need for additional resources is expected in order to develop and market products which exploit the Classy Lady processes. The Company intends to use its current cash funds and future funds derived from operations, note receivable collections and/or stock issuance upon the exercise of warrants in order to fund costs relevant to the development and marketing of the Classy Lady processes. Assuming consummation of the Merger, management anticipates the need for additional funds of $5,000,000 to launch the first phase of deployment of the Classy Lady processes. In this regard, on April 18, 1996, the Company completed a private placement sale of 8% Convertible Debentures (the "Debentures") which resulted in gross proceeds to the Company of $3,000,000. The Debentures bear interest at the interest rate of 8% per annum and mature on March 31, 1997. The Debentures are convertible in whole or in part into shares of Selvac Common Stock at the conversion rate of 80% of the fair market value of the Selvac Common Stock at the time of conversion, based upon the average closing bid price of Selvac Common Stock on the five trading days preceding such conversion. In consideration for services performed as brokers in connection with the foregoing private placement, the Company agreed to issue an aggregate of 90,000 shares of Common Stock to two individuals, neither of whom are otherwise affiliated with the Company or Classy Lady in any respect. In the event that the Debentures are not converted into Common Stock prior to maturity, the Company intends to raise funds necessary to satisfy the repayment of the Debentures through a private or public equity offering or, if possible, to renegotiate the terms of payment with the holders of the Debentures. It is further expected that additional funds will be raised through a private or public equity offering within the next six months to one year.

Classy Lady's operations are not expected to generate revenues for the next six months. Monthly overhead for these operations during its initial six to ten months is anticipated at $100,000 to $125,000. As of March 29, 1996, $500,000 in aggregate, had been advanced by the Company to Classy Lady to fund its operations.

Current Year Liquidity Matters:

For the nine months ended February 29, 1996, the Company's cash balance increased $211,000. Funds provided by operations, the exercise of warrants and stock options, and note payments received from CDF Acquisition Corp. (CDF) were used to advance funds to Classy Lady in anticipation of the pending merger.

In June 1995, the Company renegotiated the repayment terms of its note receivable from CDF. Under the terms of the original agreement, the entire principal plus accrued interest, at the prime rate, was payable in May 1996. Under the terms of the new agreement, in June 1995, the Company received $112,500 in cash and 200,000 shares of its own common stock valued at $37,500 as payment towards the CDF note receivable. In December 1995, the Company received an additional payment of $59,000 ($50,000 principal and $9,000 interest). The remaining principal and accrued interest balances are to be paid on an installment basis through June 1998. Interest on the unpaid principal balance is at 9% through June 1996 and 7% thereafter.

In July 1995, Roadrunner Video Enterprises, Inc. was acquired by Roadrunner Video Group, Inc. (collectively referred to as "Roadrunner"), formerly known as Business Data Group, a publicly traded entity. In satisfaction of Roadrunner's $750,000 note payable to the Company, Roadrunner issued 75,000 shares of $10 par value, 12% preferred stock to the Company. Each share of preferred stock is convertible into 10 shares of Roadrunner common stock through June 2000.

Although the preferred stock is a restricted security (not registered for public trading) Roadrunner is obligated to register, for public sale, a sufficient number of common shares to satisfy conversion rights attached to the preferred shares. Management of Roadrunner anticipates the completion of such registration by the second quarter of calendar year 1996. When and if the registration has been completed, intentions are to evaluate the merit of retaining all or part of the preferred stock.

In December 1995, the Company agreed to accept 24,368 shares of Roadrunner restricted common stock in payment of $41,000 preferred stock dividends. The Company also received registration rights with this stock and anticipates that it too will be registered for public sale by the second quarter of calendar year 1996.

In December 1995, the Company filed a post-effective amendment to Form S-1 with the Securities and Exchange Commission, to register for public sale, 881,218 shares of its common stock, issuable at $1.25 per share, upon the exercise of outstanding common stock purchase warrants.

As of February 29, 1996, the Company had issued 146,000 shares of common stock upon the exercise of stock purchase warrants. In addition, in September 1995, the Company issued 75,000 shares of its common stock at $.41 per share upon the exercise of nonqualified stock options. Proceeds from the issuance of common stock pertaining to the warrants and stock options, net of costs related to the aforementioned registration, was $209,000. There can be no assurance that all or any of the remaining warrant holders will exercise their rights under the warrants.

The Company does not expect any significant capital expenditures associated with its Finally Free or Finally Firm products in the immediate future. However, the Company anticipates approximately $35,000 of additional expenditures related to marketing for Raywatch products for the remainder of the current fiscal year. Treasury stock acquisitions are not anticipated in the near future

The FASB has issued SFAS No. 121 "Accounting for impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and SFAS No. 123 "Accounting for Stock Based Compensation". The Company has determined that the implementation of these accounting standards will not have a significant impact on its financial statements.


                        INFORMATION ABOUT CLASSY LADY


Business

Classy Lady is a company incorporated in 1994 under the laws of the Commonwealth of Puerto Rico. Classy Lady is a development stage company and was formed to exploit the hair removal technologies patented by two of its principals, Mr. Thomas H. Mehl, Sr. and Dr. Nardo Zaias. To date, Classy Lady has not conducted any substantial business operations, has not marketed or sold any products, and its sole activities have consisted of obtaining the licensing and joint venture rights described below. The assets of Classy Lady consist principally of the exclusive licensing rights granted to Classy Lady by Mr. Mehl for a multiple hair removal technology and by Dr. Zaias for a laser hair removal technology.

License Agreements

In December 1995, Classy Lady entered into a License Agreement with Thomas L. Mehl, Sr. (the "Mehl License") pursuant to which Mr. Mehl granted to Classy Lady an exclusive license to make, use and sell the following products.

   a method and system for the removal of multiple hairs invented by Mr. Mehl represented by U.S. Patent No. 5,470,332 dated November 28, 1995 (the "Mehl Patent");

   a consumer radio frequency hair removal tweezer device invented by Mr. Mehl and represented by U.S. Patent No. 5,049,149 dated November 17, 1991; and

   a consumer hair removal conductive solution to be used to provide for improved conductivity when used in conjunction with the tweezer device which was invented by Mr. Mehl and is represented by U.S. Patent No. 5,364,394 on November 15, 1994.

The Mehl Patent is directed to devices for multiple hair removal using electric current. The Mehl Patent describes several embodiments, including a multi-layer device. The multi-layer device is comprised of a non-conductive adhesive wax layer, a structural layer, and a conductive adhesive layer between the non-conductive and structural layers. In use, the device is pressed against the skin surface with the non-conductive layer in contact with the skin. Hair to be removed extends through the non-conductive layer and contacts the conductive layer. The conductive layer is connected to a power source, which is turned on for a predetermined time period. The hairs serve as paths by which power is transmitted to the root areas of the hairs, which are thereby damaged. The non-conductive layer protects the skin from shocks and burns when the device is in use. The adhesive layers adhere to the treated hairs to thereafter facilitate their removal from the skin.

The hair removal system licensed by Classy Lady from Thomas L. Mehl, Sr. has also received patent protection in the European Community and a Canadian patent for such system has been granted in February 1996. These patent rights are also exclusively licensed by Classy Lady together with the U.S. patents described above. Patent applications for Classy Lady's licensed multiple hair removal products are pending in approximately 50 additional foreign countries.

Regulatory approval to market the electronic components employed by the Classy Lady hair removal system licensed from Mr. Mehl was granted in September 1993 by the Verband Deutscher Electrotechniker ("VDE") which enables such products to be marketed and sold in the European Community. Classy Lady believes that no further VDE or other regulatory approvals are required in the European Community to market the Classy Lady tweezers, comb or patch products which are used with such electronic components. Accordingly, Classy Lady believes it can currently market its multiple hair removal products in the European Community under its existing VDE license.

In consideration for the grant of the exclusive license, Classy Lady agreed to pay Mehl a royalty of 5% of the wholesale price of all products covered by the above patents sold by Classy Lady or its distributors worldwide. Under the Mehl License, Classy Lady agreed to pay Mehl a minimum annual royalty of $50,000. 10% of all royalty payments are to be made to Classy Lady's patent law firm of Schlesinger, Arkwright & Garvey ("SA&G") until the aggregate of such payment to SA&G reaches $1 million.

In December 1995, Classy Lady also entered into a License Agreement with Dr. Nardo Zaias (the "Zaias License") pursuant to which Dr. Zaias granted to Classy Lady an exclusive license to make, use and sell products incorporating the laser method of hair removal invented by Dr. Zaias and which is represented by U.S. Patent No. 5,059,192 dated October 22, 1991 (the "Zaias Patent").

The Zaias Patent is directed to a method of hair depilation using a laser to substantially destroy hair follicles. The method uses a pulse of laser energy of a wavelength that is readily absorbed by melanin, a pigmentation found in the papilla at the base of the hair follicle. The laser energy is applied vertically over the hair follicle opening, and has a radiant exposure dose of sufficient energy and duration to damage the papilla to prevent hair regrowth while avoiding scarring surrounding skin.

Classy Lady has been advised by its FDA regulatory advisors that the laser hair removal technology licensed by Classy Lady employs the use of medical lasers which are substantially equivalent to devices which have received clearance for marketing by the FDA. Accordingly, the FDA only requires that Classy Lady submit a 510(k) "Premarket Notification" at least 90 days prior to the intended marketing date for the laser technology. Classy Lady has noted that a similar 510(k) filing by Thermolase Corporation received pre-market clearance from the FDA on April 3, 1995. There can be no assurance that pre-market clearance will be granted on a timely basis, if at all, from the FDA. Classy Lady has been advised by its FDA regulatory advisors that the Classy Lady laser technology is substantially equivalent to the Thermolase laser technology.

In consideration for granting the exclusive license, Classy Lady agreed to issue to Dr. Zaias 5,000 shares of Classy Lady Common Stock, pay to Dr. Zaias $100,000 prior to June 3, 1996 and pay to Dr. Zaias a royalty of 5% on all revenues derived by the Classy Lady in connection with the laser hair removal invention covered by the above patent. Classy Lady also agreed to pay to Dr. Zaias a minimum royalty of $50,000 per year.

Mr. Mehl and Dr. Zaias have each agreed to share with the other a portion of the royalty revenues derived from the License Agreements described above. Accordingly, 25% of all payments to be made to Mr. Mehl under his license agreement are to be paid to Nardo Zaias until such time as Dr. Zaias notifies Classy Lady that Mehl is no longer obligated to make such payments and 50% of all royalty payments due to Dr. Zaias are to be paid to Mr. Mehl.

Plan of Operations

Classy Lady intends to commercialize the hair removal technologies licensed from Dr. Zaias and Mr. Mehl both directly and through joint ventures with strategic partners. In December 1995, Classy Lady executed a Joint Venture Agreement with Laser Industries, Limited ("LIL"), a publicly held Israeli corporation engaging in developing and marketing commercial laser technology applications, to develop the Classy Lady laser hair removal technology. See "Joint Venture."

The development of Classy Lady's hair removal technologies are subject to a number of risks and uncertainties, including but not limited to the following: need for substantial amounts of capital to accomplish its plan of operations, dependence of outside sources to provide such capital and the uncertainty of obtaining it on attractive terms, if at all; need for joint venture partners to develop and market its hair removal technologies; requirement to obtain 510(k) pre-market approval from the FDA before marketing in the U.S. and the need to meet regulatory requirements of foreign countries; the risks of competing with companies with substantially greater resources; and the general risks and uncertainties associated with new product development and marketing. In addition, while Classy Lady believes that that the patents underlying its technologies provide it with strong protection in the marketplace, there can be no assurance that lengthy and expensive proceedings alleging infringement of third party intellectual property rights would not be successfully brought which would negatively impact Classy Lady's ability to market its products.

In connection with developing the laser hair removal technology, Classy Lady intends to identify 100 of the leading dermatologists and plastic surgeons in the United States. The initial 100 doctors will be granted the right to deploy the laser hair removal technology. In return, the Company will share in the gross revenues derived from laser hair removal treatment. Classy Lady intends to provide the doctor with (1) a laser hair removal system, including a maintenance program, (2) initial training for both the doctors and their technicians, and (3) initial advertising. The initial advertising will be targeted toward the doctors' local market and then on a national basis if commercially feasible.

To date, the initial organizational and administrative expenses incurred by Classy Lady have been funded by borrowings in the aggregate sum of $500,000, borrowed from the Company pursuant to three month promissory notes bearing interest at 6% per annum. There presently exists sufficient working cash within Classy Lady to carry the operating expenses for the next two months.

Classy Lady anticipates that funding the commercialization of products and services derived from the Mehl License and the Zaias License will require substantial additional capital. Expenses associated with the deployment of the Company's technology will include research and development, new patent applications, patent maintenance fees, acquisition of initial lasers, initial training for both the doctors and their technicians and initial advertising. It is anticipated that Classy Lady will expend approximately $1,000,000 in the area of research and development (including both consumer and professional hair removal) over the next twelve months, but as already discussed, this will be funded through the raising of additional capital. Classy Lady expects to seek such funding from joint venture partners, such as the arrangement described below with LIL and through the sale of additional equity or debt securities. The future availability and terms of equity and debt financing and of collaborative arrangements with industry partners cannot be predicted. The unavailability or inadequacy of financing to meet future capital needs could force Classy Lady to modify, curtail, delay or suspend some or all aspects of its planned operations.

Classy Lady will be adding minimally to the existing staff during the next year. A director of marketing will be brought on to assist with the deployment of the Company's technologies and one to two will be added to the clerical staff.

Joint Venture

On December 19, 1995, Classy Lady executed a Joint Venture Formation Agreement with LIL. Under the terms of this agreement, Classy Lady and LIL agreed to form a new corporation ("JV Corp.") to be owned 50% by Classy Lady and 50% by LIL. The purpose of the joint venture is to obtain FDA approval for the marketing of laser hair removal invention covered by the Zaias Patent and to use its best efforts to develop, market and sell products and services derived therefrom. Classy Lady will contribute a sublicense of the Zaias License to JV Corp. and agreed that it will issue no more than one other sublicense of the Zaias License. LIL will execute a three year promissory note to JV Corp. in the amount of $3,500,000 bearing interest at the rate of 5.65% per annum. LIL agreed to carry out, on behalf of JV Corp., the following activities: (i) research, development and engineering activities aimed at developing, manufacturing, marketing and selling FDA approved laser hair removal products and services (the "Application"); (ii) the preparation of a market study aimed at developing and sales strategy for the Application; and (iii) assisting JV Corp. in all regulatory activities including the application to the FDA, within eight months after formation of JV Corp., for clearance of the Application.

In consideration for performing such activities, LIL will be entitled to reimbursement of out-of-pocket expenses, as well as internal costs determined on a basis consistent with the cost allocation principles used by LIL for internal budgeting purposes. Under the agreement, for a period of 36 months (or such shorter period as LIL shall determine), LIL agreed to perform certain managerial, consulting and administrative functions and activities on behalf of JV Corp. for which it shall be paid a monthly fee of $100,000, plus reimbursement of out-of-pocket expenses. LIL shall be entitled to offset the amounts due to LIL from JV Corp. against any amounts owing to JV Corp. by LIL under the $3,500,000 promissory note.

Under the agreement, LIL agreed to advance to Dr. Nardo Zaias the sum of $100,000. Such amounts are to be treated as a shareholder advance, bearing interest at the rate of 5.65% per year and are to be repaid upon consummation of a private placement or public offering or such earlier time as JV Corp. shall have sufficient capital to repay such advance or advances.

Under the terms of sublicense to be granted by Classy Lady to JV Corp., JV Corp. will pay to Dr. Nardo Zaias a royalty payment of 1.5% of the net sales derived from the retail sales of products and services based on applications of the Zaias Patent.

A majority of the JV Corp.'s Board of Directors are to be designated by LIL, and LIL will have full authority over the business operations of JV Corp.

Directors and Officers of Classy Lady

                The directors of Classy Lady are as follows:

    Name              Age           Position with the Company

Thomas L. Mehl, Sr.    57           President, Chairman of the Board

AnneMarie Mehl         54           Secretary

Dr. Nardo Zaias        64           Treasurer

All of the persons listed above have held their positions in Classy Lady since December 1995.

Thomas L. Mehl, Sr. has been a successful inventor and entrepreneur in the health and beauty field for the past thirty years. From January 1991 to the present, Mr. Mehl has been working on filing for new patents in the United States and abroad for several inventions in the health and beauty field. In the field of hair depilation for the consumer, Mr. Mehl was granted three patents which have been licensed exclusively to Classy Lady and has additional patent applications in the field of hair depilation pending.

From March 1991 to 1993, Mr. Mehl was the principal of His or Her Products by Mehl, Inc., a private Florida corporation started by Mr. Mehl to assist him in the research and development of his new technology in the skincare field.
From January 1992 to 1994, Mr. Mehl was the principal of Classy Lady by Mehl, Inc., a private Florida corporation started by Mr. Mehl to assist him in the research and development of his consumer hair removal technology. From February 1993 to the present, Mr. Mehl has been President and Chairman of M.C.M. Group, Inc., a private Florida corporation, which works primarily with inventors and entrepreneurs in the area of marketing, consulting and manufacturing of new technology and products. From November 1993 to the present, Mr. Mehl has been President and Chairman of His or Her Products by Mehl of Puerto Rico, Inc., a private Puerto Rico corporation, which has developed and is marketing a hand-held steam facial product.

Nardo Zaias, M.D. is a well-known dermatologist specializing in diseases of the skin and skin cancer. From 1991 to the present, Dr. Zaias has maintained a private medical practice at the Greater Miami Skin & Laser Center located in Miami Beach, Florida. Dr. Zaias has published over fifty research papers to his credit including his report on "Hair Root Damage with Mehl Method of Depilation". Dr. Zaias is also the inventor of a patented laser hair depilation invention, United States Patent No. 5,059,192 issued on October 11, 1991, which was exclusively to Classy Lady.

AnneMarie Mehl is wife of Thomas L. Mehl, Sr. and has twenty years of experience in both the professional and consumer hair depilation fields working with Mr. Mehl's patented hair removal method and products. Mrs. Mehl worked with Mr. Mehl in their chain of beauty salons located within Britts Department Stores from 1965-1974, served from 1977 to 1981 as an officer of NU-Trolysis Inc. which originally manufactured and marketed Mr. Mehl's original professional hair removal products, and served from 1983 to 1985 as an officer of Mehl International, Inc. which developed the permanent hair removal device. From 1991 to 1994, Mrs. Mehl worked closely with both Mr. Mehl and Dr. Zaias in testing the new consumer hair removal products. From 1994 to the present, Mrs. Mehl has continued her ongoing product testing with Mr. Mehl and Dr. Zaias on behalf of Classy Lady.


Voting Securities and Principal Holders Thereof

The following table sets forth the name and address, the number of shares of Common Stock beneficially owned and percent those shares represent for each officer, director and 5% or greater stockholder of Classy Lady as of April 17, 1996:

Name and Address           Shares Beneficially                     Percent
                                Owned

Thomas L. Mehl, Sr.             4,275                              28.5%
 and AnneMarie Mehl
_ M.C.M. Group, Inc.
4020 Newberry Road
Gainesville, FL

Nardo Zaias                     4,275                              28.5%
Mount Sinai Hospital
4302 Alton Road
Miami Beach, FL 33140

Pichit Suvanprakorn             4,275                              28.5%
Biophile Corporation:
888/41-48 Mahatun Plaza
Ploenchit Road
Bangkok 10330, Thailand

	FINANCIAL STATEMENTS

Set forth below are the consolidated financial statements of the Company for the nine months ended February 29, 1996 (unaudited) and the year ended May 31, 1995 (audited).

                          SELVAC CORPORATION
                       CONDENSED CONSOLIDATED BALANCE SHEET
                                (UNAUDITED)
                             FEBRUARY 29, 1996

                                  ASSETS
CURRENT ASSETS:
  Cash and equivalents                                            $   844,975
  Accounts receivable, net of allowance for doubtful
   accounts of $95,125                                                590,628
  Finished goods inventories                                          502,284
  Current portion of Note receivable, CDF Acquisition Corp.           102,250
  Other current assets                                                 41,042
     Total current assets                                           2,081,179
PROPERTY AND EQUIPMENT, net of accumulated depreciation
 of $706,896                                                           40,503
PATENTS AND PATENT RIGHTS, net of accumulated amortization
 of $847,725                                                          113,430
EXCESS OF COST OVER FAIR VALUE OF ASSETS ACQUIRED, net
 of accumulated amortization of $194,550                               28,294
NOTES RECEIVABLE, net of current portion:
  CDF Acquisition Corp.                                               147,948
  Classy Lady by Mehl of Puerto Rico, Inc.                            300,000
OTHER ASSETS
  Investment in non-marketable securities                             750,000
  Marketable securities, available for sale                            45,080
  Other                                                                 6,960
                                                                  $ 3,513,394
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                $   181,793
  Accrued expenses                                                     50,613
  Other current liabilities                                            22,800
     Total current liabilities                                        255,206

COMMITMENTS AND CONTINGENCIES (Notes 2 and 3)

STOCKHOLDERS' EQUITY:
  Serial preferred stock, $10 par value,
    authorized-200,000 shares:
     Series A, 12% cumulative convertible;
       Issued and outstanding-17,000 shares                          170,000
     1985 Series, 12% cumulative convertible;
       Issued and outstanding-16,500 shares                          165,000
  Common stock, $.01 par value, 20,000,000 shares
    authorized, 16,717,485 shares issued                             167,175
  Additional paid-in capital                                       9,168,638
  Accumulated deficit                                             (5,460,681)
  Unrealized gain - marketable securities                              3,655
                                                                   4,213,787
  Treasury stock, at cost, 2,474,959 common shares                  (955,599)
     Total stockholders'                                           3,258,188
                                                                 $ 3,513,394
See notes to condensed consolidated financial statements.

                             SELVAC CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)



                                                          NINE MONTHS ENDED
                                                    FEBRUARY 29,  FEBRUARY 28,
                                                          1996      1995


REVENUES:
  Net sales                                            $1,596,312  $ 1,931,659
  Franchise revenue, net of related costs                       0        5,577
                                                        1,596,312    1,937,236
COST OF SALES                                             950,698    1,110,414

GROSS MARGIN                                              645,614      826,822
OPERATING EXPENSES:
  Selling, general and administrative                     935,183      674,069
  Loss on sale of property and equipment                        0       20,361
                                                          935,183      694,430

                                                         (289,569)     132,392
OTHER INCOME:
  Investment income                                        87,767       95,330
  Other (Note 9)                                           72,728            0

INCOME (LOSS) BEFORE INCOME TAXES                        (129,074)     227,722

RECOVERY OF INCOME TAXES                                        0       55,114

NET INCOME (LOSS)                                      $ (129,074) $   282,836

NET INCOME (LOSS) PER COMMON SHARE (Note 8)            $     (.01) $       .02

INCOME (LOSS) APPLICABLE TO COMMON STOCK               $ (159,224) $   239,186




WEIGHTED AVERAGED NUMBER OF COMMON SHARES
 OUTSTANDING DURING PERIOD                             13,937,595   14,457,937














See notes to condensed consolidated financial statements.

                             SELVAC CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (UNAUDITED)



                                                        THREE MONTHS ENDED
                                                    FEBRUARY 29,  FEBRUARY 28,
                                                        1996         1995



REVENUES:
  Net sales                                        $  530,210    $   402,491

COST OF SALES                                         325,069        223,966

GROSS MARGIN                                          205,141        178,525

OPERATING EXPENSES:
  Selling, general and administrative                 423,117        200,658
  Loss on sale of property and equipment                    0         10,260
                                                      423,117        210,918

                                                     (217,976)       (32,393)
OTHER INCOME:
  Investment income                                    55,422         34,930
  Other (Note 9)                                       72,728              0

NET INCOME (LOSS)                                  $  (89,826)   $     2,537

NET LOSS PER COMMON SHARE (Note 8)                 $     (.01)   $       .00

LOSS APPLICABLE TO COMMON STOCK                    $  (99,876)   $   (12,013)






WEIGHTED AVERAGED NUMBER OF COMMON SHARES
 OUTSTANDING DURING PERIOD                        14,114,735      14,251,043
















See notes to condensed consolidated financial statements.

                             SELVAC CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)

                                                        NINE MONTHS ENDED
                                                  FEBRUARY 29,  FEBRUARY 28,
                                                        1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                               $(129,074)    $  282,836
  Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
     Loss on sale of equipment                            0         20,361
     Depreciation and amortization                  193,831        125,564
    Deferred tax recovery                                 0        (55,114)
     Marketable securities received as payment of
       preferred stock dividends                    (41,425)             0
  Changes in operating assets and liabilities:
     Accounts receivable                             40,969        112,108
     Inventories                                     33,671       (415,735)
     Other operating assets                         (17,197)        (2,894)
     Accounts payable                                97,572         (9,328)
     Accrued expenses                                (7,850)       (47,717)

     Net cash provided by operating activities      170,497         10,081

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of discontinued operations           0        350,000
  Notes receivable repayments                       171,500         61,300
  Increase in notes receivable                     (300,000)             0
  Property and equipment acquisitions                  (580)       (11,856)
  Other                                                   0          5,819

     Net cash provided (used) by investing
       activities                                  (129,080)       405,263

CASH FLOWS FROM FINANCING ACTIVITIES:
  Note repayment                                          0       (140,000)
  Preferred stock dividends                         (36,900)       (42,000)
  Proceeds from issuance of common stock, net of
    registration costs                              209,250              0
  Treasury stock acquisitions                        (2,301)      (187,260)

     Net cash provided (used) by financing
       activities                                   170,049       (369,260)

CASH USED BY DISCONTINUED OPERATIONS                      0       (142,330)

INCREASE (DECREASE) IN CASH FOR THE PERIOD          211,466        (96,246)

CASH, beginning of period                           633,509        337,863

CASH, end of period                               $ 844,975     $  241,617







See notes to condensed consolidated financial statements.

                             SELVAC CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)



                                                        NINE MONTHS ENDED
                                                     FEBRUARY 29,  FEBRUARY 28,
                                                         1996         1995



NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Marketable securities received in payment of:

    Accounts receivable                                 $      0     $ 35,984

    Preferred stock dividends                           $ 41,425

  Receipt of non-marketable securities as payment of
    note receivable                                     $750,000

  Receipt of stock into treasury in payment of note
    receivable                                          $ 37,500

  Conversion of preferred stock into common stock       $150,000






































See notes to condensed consolidated financial statements.

                             SELVAC CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)
1.   BASIS OF PRESENTATION:

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine and three months ended February 29, 1996 are not necessarily indicative of the results that may be expected for the year ending May 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended May 31, 1995.

     The 1995 financial statements presented have been reclassified to conform with the 1996 presentation.

     The accounting policies followed by the Company are set forth in Note 1 to the Company's financial statements in the 1995 Selvac Corporation and Subsidiaries Annual Report on form 10-KSB for the year ended May 31, 1995.

2.   CONTINGENCIES:

     Since January 1990, the Company has been engaged in an ongoing dispute with the United States Food and Drug Administration (FDA) regarding the marketing status for Finally Free Hair Remover for personal (non-professional) use. In June 1991, the Company agreed not to manufacture, process, pack, label, promote, advertise, distribute, or sell Finally Free Hair Remover unless it received marketing authorization from the FDA. Subsequently, the Company received approval to export this product to Canada.

     In July 1994, the FDA determined that Finally Free shall be considered a Class III device under the Food, Drug and Cosmetic Act and accordingly, will require premarket approval before it is sold, manufactured or distributed in the U.S. Management is evaluating alternatives for the Company to satisfy FDA regulatory requirements with minimal incremental cost.

     As of February 29, 1996 the carrying value of intangible assets relating to the Domestic Finally Free product, consisting primarily of patents, is $74,000.

                              SELVAC CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)


3.   PENDING MERGER:

     In October 1995, the Company signed a non-binding letter of intent and pursuant to an agreement dated January 1, 1996 (as amended and restated on February 15, 1996) entered into a contract to acquire Classy Lady by Mehl of Puerto Rico, Inc. (CLM), a privately held corporation. Under the terms of the contract, CLM will be merged into and with a wholly owned subsidiary of the Company. In exchange for all of their stock in CLM, its former stockholders will receive 15M shares of the Company's common stock. In addition, certain of the former shareholders of CLM will be entitled to earn-out incentives allowing them to receive up to 10M additional common shares contingent (contingent shares) upon achieving designated milestones for the organization and financing of joint ventures for the development of laser hair removal systems. As of February 29, 1996, CLM had accomplished the first of these milestones entitling certain of its former shareholders to 2M of the contingent shares, assuming consummation of the merger.

     It is expected that events required to satisfy the conditions for the issuance of an additional 3M shares will be accomplished shortly after consummation of the merger.

     CLM, which prior to January 1996 was not an operating entity, owns exclusive license rights to certain multiple hair removal and laser hair removal processes for which patents have been obtained or are presently pending. CLM and Laser Industries LTD, (Laser Industries) a publicly held corporation, have signed an agreement to form a joint venture that will develop and market laser hair removal systems. Under the terms of the contract, CLM will not be required to contribute financial resources to this joint venture.

4.   INCOME TAXES:

     The Company recognized an increase in its deferred tax asset valuation allowance of approximately $40,000 and $57,000 respectively, for the three and nine months ended February 29, 1996.

     For the nine months ended February 28, 1995, the Company recognized a reduction in its deferred tax asset valuation allowance of approximately $155,000.

5.   NOTES RECEIVABLE:

     CDF Acquisition Corp.
     In June 1995, the Company renegotiated its note receivable from CDF Acquisition Corp. Under the terms of the new agreement, the remaining principal balance of $150,000 at February 29, 1996, is to be paid in installments of $50,000 in December 1996, 1997 and June 1998. Interest on the unamortized principal balance, at 9% through June 1996 and 7% thereafter, is payable with each principal installment. Interest accrued prior to the refinancing, is payable at $50,000 in December 1996 and $47,948 in December 1997.

                          SELVAC CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)


     Classy Lady by Mehl of Puerto Rico

     During the quarterly period ended February 29, 1996, in contemplation of the merger discussed in Note 3, the Company advanced $300,000 to Classy Lady. The advances are evidenced by promissory notes which bear interest at 6%. At February 29, 1996, the outstanding principal balance under these notes was payable on various dates from March 7, 1996 through April 30, 1996.

     On March 28, 1996, the above notes receivable from Classy Lady along with notes issued in March 1996 for $200,000 in aggregate, were consolidated into a $500,000 note payable, on June 26, 1996, with interest at 6%.

6.   CHANGE IN ACCOUNTING ESTIMATE:

     Effective September 1, 1995, the Company reduced the estimated useful lives used in calculating depreciation and amortization of certain intangible assets and equipment. Estimated useful lives of certain molds used in the production of the Company's principal product lines have been reduced in anticipation of discontinuance of specific product designs prior to the date originally anticipated. The estimated useful life of the excess of cost over the fair value of assets acquired from the Company's acquisition of Mehl International Corporation in 1985 have been reduced based on expectations that the use of certain trademarks and trade names will be discontinued at an earlier date than originally foreseen. The effected assets will continue to be depreciated using the straight line method over the estimated remaining useful lives, as adjusted.

     Depreciation and amortization expense included in selling, general and administrative expenses was approximately $65,000 and $38,000 higher for the nine and three months ended February 29, 1996, respectively, than that which would have been calculated prior to the change in accounting estimate. As a result, loss before income taxes was increased by $65,000 and $38,000 for the nine and three months ended February 29, 1996, respectively. In addition, net loss per common share for the three months ended February 29, 1996 increased by $.01. Loss per common share for the nine months ended February 29, 1996 was not effected.

                            SELVAC CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)


The following reflects those assets effected by the change in accounting estimate:
                                                       Original      Adjusted
                                                       Estimated     Estimated
                                                         Useful        Useful
                                              Cost        Life          Life
     Production molds, included in
       machinery and equipment:
          Finally Free                       $146,000    5 years      3 years
          Finally Firm                         63,000    5 years   2.25 years

     Excess of cost over fair value
       of assets acquired                    $ 73,000    40 years    11 years

7.   INVESTMENT IN MARKETABLE AND NON-MARKETABLE SECURITIES:

     In July 1995, the Company received 75,000 shares of $10 par value, 12% cumulative preferred stock of Roadrunner Video Group, Inc. (Roadrunner), in satisfaction of a $750,000 note payable by Roadrunner to the Company. The Roadrunner preferred stock is a restricted security (not registered for public sale), each preferred share is convertible into 10 shares of Roadrunner common stock.

     In December 1995, the Company accepted 24,368 shares of Roadrunner restricted common stock valued at $41,425 as payment of Roadrunner preferred stock dividend. The securities are classified as "available for sale securities" and reported at fair value. An unrealized gain of $3,655 has been charged to stockholders' equity during the period.

     The terms of contractual agreements between Roadrunner and the Company, require that Roadrunner register, for public sale, the aforementioned 24,368 restricted common shares and a sufficient number of common shares to satisfy the Company's preferred stock conversion rights. The closing bid quotation for Roadrunner common stock on February 29, 1996 was $1.875.

8.   EARNINGS PER SHARE:

     The weighted average number of common shares outstanding during the periods has been used in the calculation of earnings per share. The exercise of common stock warrants and conversion of convertible securities would have an antidilutive effect on earnings per share and therefore, they have not been considered in earnings per share calculations.

9.   OTHER INCOME:

     In January 1996, the Company received insurance proceeds of $172,000 in connection with the theft of certain inventory being carried at $99,000. The difference between the insurance proceeds and the carrying value of the inventory, has been recorded as other income.

INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
 of Selvac Corporation:



We have audited the accompanying consolidated balance sheet of Selvac Corporation and subsidiary as of May 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows, for each of the years in the two year period ended May 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Companies as of May 31, 1995, and results of their operations and their cash flows for each of the years in the two year period ended May 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, on June 28, 1991, the Company entered into a consent decree with the Food and Drug Administration (FDA). The Company has agreed not to manufacture, process, advertise or distribute its principal product within the United States unless and until premarket approval as a Class III device under the Food, Drug and Cosmetic Act, has been received from the FDA. The Company has begun to explore its options in this regard. However, there can be no assurance that action will be taken concerning premarket approval and that if they are, they will be successful. Accordingly, the accompanying consolidated financial statements do not reflect any adjustments which may result upon resolution of this matter.







Bond, Andiola & Company
Raritan, New Jersey
July 13, 1995

                       SELVAC CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEET
                                 MAY 31, 1995


                                     ASSETS
CURRENT ASSETS:
  Cash and equivalents                                      $   633,509
  Accounts receivable, net of allowance for doubtful
   accounts of $229,941                                         631,597
  Inventories                                                   535,955
  Notes receivable, current portion                             200,000
  Other current assets                                           36,581
     Total current assets                                     2,037,642

PROPERTY AND EQUIPMENT, net of accumulated depreciation
 of $633,241                                                    113,578

PATENTS AND PATENT RIGHTS, net of accumulated amortization
 of $793,631                                                    167,524

EXCESS OF COST OVER FAIR VALUE OF ASSETS ACQUIRED, net of
  accumulated amortization of $143,211                           79,633

NOTES RECEIVABLE, net of current portion:
  Related parties                                               245,833
  Other                                                         750,000

OTHER ASSETS                                                     22,332

                                                            $ 3,416,542

                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                          $    84,221
  Accrued expenses                                               58,813
  Other current liabilities                                      22,450
     Total current liabilities                                  165,484

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Serial preferred stock, $10 par value, authorized-200,000
   shares:
     Series A, 12% cumulative convertible;
       Issued and outstanding-24,000 shares                     240,000
     1985 Series, 12% cumulative convertible;
       Issued and outstanding-24,500 shares                     245,000
  Common stock, $.01 par value, authorized-20,000,000 shares:
     Issued shares-16,256,485                                   162,565
  Additional paid-in capital                                  8,813,998
  Accumulated deficit                                        (5,294,707)
                                                              4,166,856
  Treasury stock, at cost, 2,263,359 common shares             (915,798)
     Total stockholders' equity                               3,251,058

                                                            $ 3,416,542

See notes to consolidated financial statements.

                                 SELVAC CORPORATION AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    YEAR ENDED MAY 31,
                                                    1995            1994
REVENUES:
  Net sales                                     $ 2,744,620      $ 2,922,400
  Franchise income, net of related costs
   $2,813 in 1994                                         0           30,220
                                                  2,744,620        2,952,620
COST OF SALES                                     1,562,898        1,666,132

GROSS MARGIN                                      1,181,722        1,286,488

OPERATING EXPENSES:
 Selling, general and administrative              1,087,462        1,302,011
 Charge for inventory write downs                         0          237,178
 Loss on sale of property and equipment              20,361                0
 Loss on sale of marketable securities                7,822                0
                                                  1,115,645        1,539,189

                                                     66,077         (252,701)

INTEREST INCOME                                     126,537           29,460

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES                                      192,614         (223,241)

PROVISION FOR INCOME TAXES                           48,386           36,794

INCOME (LOSS) FROM CONTINUING OPERATIONS            144,228         (260,035)

DISCONTINUED OPERATIONS:
  Operating loss                                          0         (580,209)
  Loss on disposal, including provision of
   $100,000 for operating losses during
   phase-out period and net of recovery of
   income taxes of $12,500                                0       (1,084,721)
    Net loss from discontinued operations                 0       (1,664,930)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A
 CHANGE IN ACCOUNTING PRINCIPLE                     144,228       (1,924,965)

CHANGE IN ACCOUNTING PRINCIPLE - cumulative
 effect to June 1, 1993 of application of
 Statement of Financial Accounting Standards
 No. 109 "Accounting for Income Taxes"                     0          35,886

NET INCOME (LOSS)                                $   144,228     $(1,889,079)

NET INCOME (LOSS) PER COMMON SHARE:
 Continuing operations                           $       .01     $      (.02)
 Discontinued operations                                 .00            (.11)
NET INCOME (LOSS)                                $       .01     $      (.13)

INCOME (LOSS) APPLICABLE TO COMMON STOCK         $    86,028     $(1,947,279)

See notes to consolidated financial statements.

                       SELVAC CORPORATION AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                            COMMON          ADDITIONAL              TREASURY
                                  PREFERRED STOCK         STOCK ISSUED      PAID-IN   ACCUMULATED    STOCK
                              SERIES A   1985 SERIES  SHARES      AMOUNT    CAPITAL    DEFICIT       AT COST
Year ended May 31, 1994:

  Balance, May 31, 1993       $240,000  $245,000     16,256,485  $162,565  $8,813,998  $(3,433,456)  $(418,749)
  Cash dividends on preferred
   stock:
     Series A                                                                              (28,800)
     1985 Series                                                                           (29,400)
  Purchase of treasury stock                                                                          (268,469)
  Net loss                                                                              (1,889,079)
  Balance, end of year         240,000   245,000     16,256,485   162,565   8,813,998   (5,380,735)   (687,218)

Year ended May 31, 1995:

Cash dividends on preferred
 stock:
     Series A                                                                              (28,800)
     1985 Series                                                                           (29,400)
  Purchase of treasury stock                                                                          (228,580)
  Net income                                                                               144,228
  Balance, end of year        $240,000  $245,000     16,256,485  $162,565  $8,813,998  $(5,294,707)  $(915,798)








See notes to consolidated financial statements.


                      SELVAC CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                        YEAR ENDED MAY 31,
                                                        1995          1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss) from continuing operations          $ 144,228      $(260,035)
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Loss on sale of property and equipment            20,361              0
     Loss on sale of marketable securities              7,822              0
     Depreciation and amortization                    172,104        251,378
     Deferred taxes                                    48,386        (44,886)
     Charge for inventory write downs                       0        237,178
     Provision for bad debts                          163,660        122,793
  Changes in operating assets and liabilities:
     Accounts receivable                              123,362         13,172
     Inventories                                     (103,904)       (97,015)
     Other operating assets                            50,448         25,951
     Accounts payable                                (365,882)        60,613
     Accrued expenses                                 (88,430)        71,291
     Other operating liabilities                        2,400          7,800

     Net cash provided by operating activities        174,555        388,240

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of discontinued operations       350,000              0
  Proceeds from sale of property and equipment          6,900              0
  Proceeds from sale of marketable securities          29,256              0
  Property and equipment acquisitions                 (11,856)       (62,500)
  Notes receivable repayments                         319,300          1,339

     Net cash provided (used) by investing
      activities                                      693,600        (61,161)

CASH USED BY FINANCING ACTIVITIES:
  Note repayment                                     (140,000)             0
  Preferred stock dividends                           (58,200)       (58,200)
  Treasury stock acquisitions                        (228,580)      (268,469)

Net cash used by financing activities                (426,780)      (326,669)

CASH USED BY DISCONTINUED OPERATIONS                 (145,727)      (263,962)

INCREASE (DECREASE) IN CASH FOR THE YEAR              295,648       (263,552)

CASH, beginning of year                               337,861        601,413

CASH, end of year                                   $ 633,509     $  337,861


See notes to consolidated financial statements.

                       SELVAC CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS







                                                       YEAR ENDED MAY 31,
                                                         1995      1994


SUPPLEMENTAL SCHEDULES OF NON-CASH ACTIVITIES:
  Marketable securities received in payment
   of accounts receivable                           $   35,984    $        0

  Proceeds on sale of discontinued operations
   financed by the Company                          $        0    $1,410,000


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Payments during the year for:
    Income taxes                                    $        0    $   39,124

    Interest                                        $        0    $   27,178




CASH FLOWS FROM DISCONTINUED OPERATIONS ARE
 COMPRISED AS FOLLOWS:
  Cash provided (used) by:
    Operating activities                           $ (145,727)   $ (242,201)
    Investing activities                                    0      (161,761)
    Financing activities                                    0       140,000

                                                   $ (145,727)   $( 263,962)















See notes to consolidated financial statements.

SELVAC CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business of Company:
Selvac Corporation (the Company) is engaged in the sale and distribution of appliances and machines utilizing a patented hair removal system. Until May 31, 1994 Video Knights, Inc. (VKI), its wholly owned subsidiary, had owned and operated unique concept-based home entertainment centers which rented and sold videotapes, laser discs, video games and audio books. Additionally, VKI is authorized to sell Franchises in several Mid-Atlantic states. As disclosed in
Note 4, substantially all operations of Video Knights, Inc. were discontinued effective June 1, 1994.

Principles of Consolidation:
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Video Knights, Inc. All material intercompany balances and transactions have been eliminated.

Inventories:
Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment:
Property and equipment are recorded at cost. The Company uses the straight line method of providing for depreciation and amortization for financial reporting purposes and accelerated methods for tax purposes. Repair and maintenance expenditures are charged to income as incurred.

Patents and Patent Rights:
The patents and patent rights are recorded at cost and are amortized on the straight-line method over their remaining lives, at the date of acquisition, which vary from six to seventeen years.

Excess of Cost Over Fair Value of Assets Acquired:
The excess of the cost over the fair value of net assets at the date of acquisition of acquired businesses is being amortized on the straight-line method over a periods ranging from ten to forty years.

Deferred Franchise Costs:
Deferred franchise costs are recorded at cost and amortized on the straight line method over a period of ten years.

Income Taxes:
In accordance with FASB 109, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. The tax benefit related to operating loss and tax credit carryforwards are recognized if management believes, based on available evidence, that it is more likely than not that they will be realized.

                        SELVAC CORPORATION AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Cash and Cash Equivalents:
For purposes of reporting cash flows, cash and cash equivalents include money market funds and other liquid investments maturing within 90 days of the balance sheet date.

Concentration of Credit Risk:
During the normal course of business, the Company maintains cash balances in excess of FDIC insurance coverage limits. At May 31, 1995 cash funds in excess of such insurance coverage limits were $236,000. The Company has not experienced any losses related to these investments.

At May 31, 1995 four separate wholesale customers accounted for 36%, 26%, 16% and 10% respectively of the Company's total accounts receivable balance. Although the Company does not require collateral, and payment terms offered in certain circumstances by the Company are for periods in excess of those general provided typical business situations, reserves for potential credit losses are maintained and such losses have been within management's expectations.

2.  CONTINGENCIES:

Litigation:
Since January 1990, the Company has been engaged in an ongoing dispute with the United States Food and Drug Administrative (FDA) regarding the marketing status of Finally Free Hair Remover for personal (non-professional) use.

On June 28, 1991, the United States District Court for the Eastern District of Pennsylvania approved a settlement agreement between the Company and FDA. Pursuant to the settlement agreement, the Company denied the allegations of the complaint but agreed, among other things, that the Company would not manufacture, process, pack, label, promote, advertise, distribute, or sell Finally Free Hair Remover unless and until it received marketing authorization from FDA. On December 6, 1991, FDA requested that the Company provide additional information for its 510(k) filing as a part of the marketing authorization process.

In February 1992, the Company received approval from the FDA, to export Finally Free Hair Remover to Canada. Since this date, the Company has modified inventories of this product which was manufactured for sale in U.S. markets to enable them to be sold internationally. The carrying value of intangibles, principally patents relating to the domestic Finally Free product as of May 31, 1995, is $167,000.

In July 1994, the FDA determined that Finally Free shall be considered a Class III device under the Food, Drug and Cosmetic Act and accordingly, will require premarket approval before it is sold, manufactured or distributed in the U.S. Discussions have taken place between management and a major U.S. Corporation in the personal care appliance industry concerning the pursuit of required FDA approval in this regard. These discussions are in their preliminary stage and there can be no certainty that such actions will be taken, or if they are, that they will be successful.

                       SELVAC CORPORATION AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  CONTINGENCIES: (Continued)

Litigation: (Continued)
In March 1991, the Company initiated an action relating to several ongoing royalty issues with the licenser of its radio frequency epilation technology whereby the licenser has asserted the Company underpaid its obligations under certain royalty agreements. The Company's counsel believes that a favorable outcome is likely. The action is pending in Federal District Court, Boston, Massachusetts.

Insurance Claim:
On April 20, 1995 the Company filed a $172,800 claim with its insurance company in connection with the alleged theft of Finally Free inventory from a bonded warehouse. At May 31, 1995, merchandise subject to this claim is carried in inventory at $99,000.

3.  CHANGE IN METHOD OF ACCOUNTING FOR INCOME TAXES:

For the year ended May 31, 1994 the Company adopted the asset and liability method of accounting for income taxes as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 (FASB
109), "Accounting for Income Taxes" which is effective for years beginning after December 15, 1992. Prior years' financial statements have not been restated. The cumulative effect of the accounting change increased net income for the year ended May 31, 1994 by $35,886. The effect on earnings per common share was less than $.01.

The Company previously used the deferred method of accounting for income taxes.

4.  DISCONTINUED OPERATIONS:

Effective at the close of business on May 31, 1994, the Company sold substantially all of the assets of VKI (the Business) to Roadrunner Video Enterprises, Inc. (Roadrunner) for $350,000 cash and $1,060,000 in promissory notes. The operating results of the Business have been reported as "discontinued operations" and include:
                                                                 1994
     Net Sales                                                $1,732,403
     Loss before income tax                                   $ (580,209)
     Net operating loss                                       $ (580,209)

Included in the calculation of the loss on disposal of the business are cost associated with disposal of the Business of $100,000, professional fees related to the sale of $20,000 and a write down for declines in value of intangible assets directly attributed to the disposition of $167,000.

The sales price had been contingent upon average per store gross revenues (for each of the five video retail locations sold) during the year ended September 30, 1995 being within a specified range. During the year ended May 31, 1995, in consideration of the Company granting Roadrunner an extension of time for making principal payments, Roadrunner has agreed to waive the sales contract price contingency.

                        SELVAC CORPORATION AND SUBSIDIARY
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.  INVENTORIES:

At May 31, 1995, inventories consist entirely of personal care appliance finished goods.

 6.  PROPERTY AND EQUIPMENT:

Property and equipment is comprised as follows:
                                                           ESTIMATED USEFUL
                                                             LIFE IN YEARS
          Machinery and equipment           $ 677,257          3 - 7
          Furniture and fixtures               69,562            7
                                              746,819
           Less:  Accumulated depreciation
            and amortization                 (633,241)

                                            $ 113,578

Depreciation and amortization of property and equipment was $93,534 in 1995 and $497,890 ($166,540 - continuing operations and $331,350 - discontinued operations) in 1994.

7.  ACCRUED EXPENSES:

Accrued expenses consist of the following:

        Professional fees                   $ 11,333
        Severance                             10,000
        Royalties                             30,022
        Other                                  7,458

                                            $ 58,813

8.  STOCKHOLDERS' EQUITY:

Preferred Stock:
$10 Par Value Series A
12% Cumulative Convertible Preferred Stock

Each share of Series A stock can be converted into 16 shares of common stock by the holder thereof. At any time, the Company may redeem these shares at par, plus any unpaid dividends, and the holders may convert to common shares within 30 days of notice of redemption. The dividends are payable semiannually.

                       SELVAC CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.  STOCKHOLDERS' EQUITY: (Continued)

$10 Par Value 1985 Series
12% Cumulative Convertible Preferred Stock

The Company sold 75 units at a price of $10,000 per unit. Each unit consists of 1,000 shares of $10 par value 1985 Series, 12% cumulative preferred stock (each share convertible into 16 shares of common stock) and three-year warrants to purchase 16,000 shares of common stock at $1 per share. All the warrants have been exercised. At any time, the Company may redeem these preferred shares at par, plus any unpaid dividends, and the holders may convert to common shares within 30 days of notice of redemption. The dividends are payable semiannually.

Common Stock:
As of May 31, 1995, warrants to purchase 881,218 common shares of $1.25 per share were outstanding. The expiration date of these common stock warrants, as extended, is December 7, 1996.

The Company has reserved 1,732,218 shares of common stock for conversion of preferred stock, warrants and stock option plan.

Stock Options:
Under the terms of the Company's stock option plan, incentive options to purchase common shares may be granted to employees at a price to be fixed by the Board of Directors or Stock Option Committee, but not less than the fair value on the date of grant (110% of fair value if the optionee owns or would own 10% of the outstanding shares if the options were exercised).
Nonqualified options may be granted at prices less than fair value. Incentive options have a duration of seven years from the date granted.

QUALIFIED   NONQUALIFIED

  Year granted                                    1985-1988      1983-1989

  Option price per share                        $.41 - $1.44    $.41 - $1.44

  Year Ended May 31, 1994:
   Balance outstanding, beginning of year          270,000         75,000
   Options canceled and expired                   (270,000)             0

   Balance outstanding, end of year                      0         75,000

  Year Ended May 31, 1995:
   Options canceled and expired                                         0
   Balance outstanding and excercisable,
    end of year                                          0         75,000

                      SELVAC CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.  NOTES RECEIVABLE:

Notes receivable are comprised as follows:

  Note receivable, CDF Acquisition Corp. (CDF), principal
   balance of $350,000 plus accrued interest of $95,833 (1)        $  445,833

  Notes receivable Roadrunner, collateralized by the
   VKI assets sold (Note 4):
Due in quarterly installments of $62,500 plus
 interest at prime plus 1%, through June 1998 (2)                     750,000

  Other unsecured interest free demand note                            40,500
                                                                    1,236,333
Less current portion                                                  200,000
                                                                    1,036,333
Less allowance for bad debt                                            40,500
                                                                   $  995,833

(1) A current director of the Company and a former officer and director are stockholders in CDF. The note receivable from CDF was obtained as consideration when the Company sold the stock of its former wholly owned subsidiary Beauty Resources, Inc. (BRI) to CDF in May 1991. In June 1995, the note was renegotiated and the Company received $112,500 in cash and 200,000 shares of its own common stock, valued at $37,500, which are to be applied towards the outstanding principal balance. Under the new agreement, the remaining outstanding principal balance is payable in four installments of $50,000 in December 1995, 1996, 1997 and June 1998. Accrued interest of $95,833 at May 31, 1995, plus additional interest at 9% through June and 7% thereafter is payable at $50,000 in December 1996 with the remaining outstanding balance due in December 1997. The note receivable has been classified under the terms of the new agreement on the May 31, 1995 balance sheet.

(2) Under the terms of a contractual agreement between VKI and Roadrunner, VKI has the option to exchange the Roadrunner note for a specified equity position in Roadrunner, should Roadrunner's stock become registered for public trading or should Roadrunner become a subsidiary of a publicly traded corporation. Under the terms of the agreement, in such circumstances, Roadrunner shall be obligated to register, for public trading, any common shares issued to VKI. Additionally, Roadrunner is obligated to register for public trading sufficient common shares to be reserved for issuance to VKI in satisfaction of any conversion rights attached to senior equity securities issued to VKI. In June 1995, Roadrunner signed a letter of intent whereby Roadrunner is to be acquired as a wholly owned subsidiary of a publicly traded Company. A July 1995 closing is anticipated. Should this acquisition be consummated management's intention is to exercise VKI's Option. The note receivable from Roadrunner has been classified as a non-current asset on the Company's May 31, 1995 balance sheet.

                       SELVAC CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  COMMITMENTS:

Royalties:
The Company has entered into agreements which provide for royalty payments based on a percentage of net sales or units sold of its principal products. Royalty expense under the agreements for fiscal years ended May 31, 1995 and 1994 was $101,000 and $89,000, respectively.

Operating Leases:
The Company leases office, retail sales and warehouse facilities and equipment under non-cancelable operating leases, ranging from six months to ten years. Renewal options included in retail sales facilities leases range from three to seven years.

Under the terms of the agreement between the Company and Roadrunner (Note 4), the Company has agreed to assign to Roadrunner all of its tenants rights under the lease agreements for facilities used in its discontinued operations. At May 31, 1995, assignment to Roadrunner of primary responsibility for fulfilling the leasing obligation had been approved by landlords for two of the leases. While negotiations are underway toward obtaining approval of such assignment by the other various landlords, Roadrunner is leasing these premises on a month-to-month basis from the Company. No amounts have been provided for in the loss on discontinued operations for future rents due under these leases.

Future annual minimum lease payments under non-cancelable operating leases in effect at May 31, 1995, including those assigned to Roadrunner, are:

  Year Ending May 31,
        1996                           $  349,181
        1997                              357,833
        1998                              248,541
        1999                              251,079
        2000                              258,060
        Thereafter                         362,680
                                        $1,827,374

Facilities rent expense for the years ended May 31, 1995 and 1994, was $76,947 and $522,023 ($69,617 - continuing operations and $452,406 - discontinued operations) respectively, including rent to Optivest (Note 14).

11.  NET INCOME (LOSS) PER COMMON SHARE:

Net income (loss) per common share is computed based on net income (loss) for the period after providing for preferred stock dividend requirements. The number of shares used in the computation is the weighted average number of common shares and, when their effect would be dilutive, common equivalent shares outstanding during the period. Weighted average number of shares during the periods are 14,345,234 in 1995 and 15,189,614 in 1994.

                       SELVAC CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  INCOME TAXES:

For the year ended May 31, 1994 as a result of a Massachusetts tax audit, the Company was assessed additional Massachusetts corporate income taxes of $39,124 and related interest of $27,178 for the fiscal years ending May 31, 1988, 1989 and 1990. These amounts have been included in the statement of operations for the year ended May 31, 1994.

The components of the provision for income taxes from continuing operations are as follows:
                                                        YEAR ENDED MAY 31,
                                                            1995        1994
  Current:
     Federal                                               $     0     $     0
     State                                                       0      36,794
                                                           $     0     $36,794
  Deferred:
     Federal                                               $34,000     $     0
     State                                                  14,386           0
                                                           $48,386 $   $     0

The following is a summary of the tax effects of the significant temporary differences which comprise the Company's deferred tax asset at May 31, 1995:

     Bad debt reserve                                      $   116,290
     Depreciation                                               12,000
     Amortization of intangibles                               (88,320)
     Tax credit carryforwards                                   66,000
     Loss carryforwards                                      1,518,940
     Other                                                      39,240
     Valuation allowance                                    (1,664,150)
     Total Asset                                           $         0

As of May 31, 1995, the Company had federal net operating losses (NOL) and tax credit carryforwards, for income tax purposes, available as follows:
                                           INVESTMENT         RESEARCH AND
  FISCAL YEAR OF           FEDERAL              TAX           DEVELOPMENT
  EXPIRATION                 NOL             CREDITS          TAX CREDITS

  1997-2001               $        0        $   81,000         $   21,000
    2006                   2,150,000                 0                  0
    2007                     238,000                 0                  0
    2008                     105,000                 0                  0
    2009                   1,286,000                 0                  0

                          $3,779,000        $   81,000         $   21,000

Tax credits are subject to a statutory reduction of up to 35% in accordance with Tax Reform Act of 1986.

                      SELVAC CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  INCOME TAXES: (Continued)

The net operating losses may generate tax benefits of $1,518,940 which has been offset by a valuation allowance because of the uncertainty of ultimate realization. The Company's total valuation allowance decreased by $97,800 during the year ended May 31, 1995 principally due to the current year use of net operating losses. The aggregate valuation allowance increased by $816,000 during the year ended May 31, 1994 principally due to additional net operating losses.

A reconciliation of the statutory U.S. Federal income tax rate and the effective income tax rate for the years ended May 31, 1995 and 1994 is as follows:
                                                     1995        1994
Statutory Federal income tax rate                    34.0%      (34.0%)
Increases (decreases) resulting from:
   State income taxes, net of Federal tax benefit     4.9        10.9
  Amortization of intangible assets                  12.5        25.3
  Non-deductible life insurance expense               3.0         3.3
  Increase (decrease) in federal deferred
   tax valuation allowance                          (32.0)       13.4
  Other                                               2.7        (2.4)

  Effective tax rate                                 25.1%       16.5%

13.  SALES TO SIGNIFICANT CUSTOMERS AND EXPORT SALES:

For the year ended May 31, 1995 and 1994, the Company had sales to two major international customers accounting for 86% and 93% of consolidated net sales from continuing operations, respectively. One of these customers accounted for 76% and 68% of net sales in 1995 and 1994, respectively.

Consolidated sales from continuing operations in 1995 and 1994 were to foreign customers comprised as follows:
                                                    1995         1994
  Foreign Sales:
     Japan                                      $2,089,842    $1,845,757
     Spain                                         271,304       411,676
     Other Foreign Sales                           371,557       639,250
     Total Foreign Sales                         2,732,703     2,896,683
  Domestic Sales                                    11,917        25,717
                                                $2,744,620    $2,922,400

All foreign sales with the exception of sales to Canada, which accounted for 6.7% and 3.9% of consolidated sales for 1995 and 1994 respectively, are denominated in U.S. dollars. Any substantial decrease in sales to the Company's distributor in Japan could have a severe detrimental impact on the Company's operations and financial condition.

14.  RELATED PARTY TRANSACTIONS:

At May 31, 1994, 850,000 shares (6.1% of the Company's outstanding common stock) were owned by Optivest Technologies Corp. Additionally, several officers and directors of the Company are also officers and directors of Optivest. During the year ended May 31, 1995, the Company repaid $140,000 borrowed from Optivest in fiscal 1994 under a promissory note agreement.

                       SELVAC CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14.  RELATED PARTY TRANSACTIONS: :  (Continued)


Additionally, the Company had leased a retail sales facility and leases an administrative facility from Optivest, on a month-to-month basis, and Optivest is the lessee in the lease agreement for one of the rental facilities used by the Company in its discontinued operations (Note 4). Rent to Optivest for use of administrative facilities was $30,000 for 1995 and 1994. Rent expense under the lease agreement in which Optivest is the lessee, was $151,000 in 1994.

Interest income on the CDF note receivable (Note 9) was $25,000 in 1995 and $21,000 in 1994.

STOCKHOLDER PROPOSALS


A proposal submitted by a stockholder for action at the Company's next Annual Meeting must be received at 221 Boston Post Road, Marlboro, Massachusetts 01752 no later than March 31, 1997 in order to be eligible for inclusion in the Company's proxy statement for that meeting.


GENERAL


The Board of Directors is not aware of any other matters to be brought before the meeting, but in the event that other matters are presented, the persons named in the Board proxy will vote upon such matters in their discretion.

Representatives of the Company's accountants will be available by telephone conference call at the Special Meeting. Such persons will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Company's Annual Report on Form 10-KSB of the Securities and Exchange Commission will be provided without charge to stockholders upon written request to the Company at 221 Boston Post Road, Marlboro, MA 01752.

                             SELVAC CORPORATION
                  Proxy For Special Meeting of Stockholders
                        To Be Held On June 4, 1996
                Solicited On Behalf Of The Board of Directors



The undersigned constitutes and appoints Allan Borkowski and James J. Leonard, and each of them, as attorneys-in-fact and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Special Meeting of Stockholders of Selvac Corporation (the "Company") to be held on the 4th day of June, 1996, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. The undersigned hereby directs that this proxy be voted as follows:

The Board of Directors recommend a vote FOR the approval of both proposals to amend the Company's Certificate of Incorporation.

PROPOSAL 1. Amend the Certificate of Incorporation to change the name of the Company to Mehl/Biophile International, Inc. upon effectiveness of the merger between Selvac Acquisition Corp. and Classy Lady by Mehl of Puerto Rico, Inc.

     [ ]     FOR      [ ]    AGAINST     [ ]    ABSTAIN

PROPOSAL 2. Amend the Certificate of Incorporation to authorize 60,000,000 shares of Common Stock. A vote "For" Proposal 2 is a vote with respect to the merger of Selvac Acquisition Corp. and Classy Lady by Mehl of Puerto Rico, Inc. which will result in a change of control of the Company.

     [ ]     FOR      [ ]    AGAINST     [ ]    ABSTAIN

The undersigned hereby authorizes the individuals set forth above to vote this proxy for approval of any proposal to adjourn or postpone the Special Meeting to solicit additional votes for the Meeting.

     [ ]     FOR      [ ]    AGAINST     [ ]    ABSTAIN

This Proxy is also voted to transact such other business as may properly come before the meeting.

THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED HEREON AS PROVIDED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR THE PROPOSALS SET FORTH ABOVE.

THIS PROXY CONFERS CERTAIN DISCRETIONARY AUTHORITY DESCRIBED IN THE PROXY STATEMENT. THE APPOINTED ATTORNEYS-IN-FACT AN PROXIES PRESENT AT SAID MEETING (OR IF ONLY ONE SHALL BE PRESENT, THEN THAT ONE) MAY EXERCISE ALL OF THE POWERS HEREUNDER.


THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED APRIL __, 1996.


                                  Dated ________________________, 1996


                                  ________________________________________
                                 (Stockholder's Signature)



                                  ________________________________________
                                 (Stockholder's Signature)



Please sign your name or names
exactly as it appears hereon,
including any official position
or representative capacity.